Exhibit 10.1

MASTER AGREEMENT

AMONG

GENERAL ELECTRIC COMPANY,

GENERAL ELECTRIC CAPITAL CORPORATION,

GEI, INC.,

GE FINANCIAL ASSURANCE HOLDINGS, INC.

AND

GENWORTH FINANCIAL, INC.

Dated                   , 2004

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
1.1	Certain Definitions
1.2	Other Terms
ARTICLE II	THE SEPARATION
2.1	Transfer of Assets; Assumption of Liabilities; Consideration
2.2	Genworth Assets
2.3	Genworth Liabilities
2.4	Termination of Agreements
2.5	DISCLAIMER OF REPRESENTATIONS AND WARRANTIES
2.6	Governmental Approvals and Consents; Delayed Transfer Assets and Liabilities
2.7	Novation of Assumed Genworth Liabilities
2.8	Novation of Liabilities other than Genworth Liabilities
2.9	European Creditor Business
ARTICLE III	INTERCOMPANY TRANSACTIONS AS OF THE CLOSING DATE
3.1	Time and Place of Closing
3.2	Reinsurance, Reorganization and Transaction Documents
3.3	Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
3.4	Transfers of Assets and Assumption of Liabilities
3.5	The Initial Public Offering and the Concurrent Offerings
3.6	Rescission
3.7	European Transfers

(b) If the UK Transfer Plan has not taken effect by December 31, 2004, GE and Genworth shall cause all of the outstanding shares of capital stock of FACL promptly thereafter to be transferred to Genworth.

3.8	Additional Tax Matters Agreement
ARTICLE IV	FINANCIAL AND OTHER INFORMATION
4.1	Annual Financial Information

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4.2	Quarterly Financial Information
4.3	GE’s Operating Reviews
4.4	General Financial Statement Requirements
4.5	Twenty Percent Threshold
4.6	GE Public Filings
4.7	GE Annual Statements
4.8	Fifty Percent Threshold
4.9	Accountants’ Reports
4.10	Agreement for Exchange of Information; Archives
4.11	Ownership of Information
4.12	Compensation for Providing Information
4.13	Record Retention
4.14	Liability
4.15	Other Agreements Providing for Exchange of Information
4.16	Production of Witnesses; Records; Cooperation
4.17	Privilege
ARTICLE V	RELEASE; INDEMNIFICATION
5.1	Release of Pre-Closing Claims
5.2	General Indemnification by Genworth
5.3	General Indemnification by GE
5.4	Registration Statement Indemnification
5.5	Contribution
5.6	Indemnification Obligations Net of Insurance Proceeds and Other Amounts, On an After-Tax Basis
5.7	Procedures for Indemnification of Third Party Claims
5.8	Additional Matters
5.9	Remedies Cumulative; Limitations of Liability
5.10	Survival of Indemnities
ARTICLE VI	OTHER AGREEMENTS
6.1	Further Assurances

6.2	Confidentiality
6.3	Insurance Matters
6.4	Allocation of Costs and Expenses
6.5	Covenants Against Taking Certain Actions Affecting GE
6.6	No Violations
6.7	Registration Statements
6.8	Charter Provision
6.9	Litigation and Settlement Cooperation
6.10	Continuation of Certain Arrangements
6.11	Future Intercompany Transactions
6.12	Use of Restricted Marks; Certain Commercial Arrangements
6.13	Committees
6.14	Bridge Loan
6.15	GE Policies
ARTICLE VII	DISPUTE RESOLUTION
7.1	General Provisions
7.2	Consideration by Senior Executives
7.3	Mediation
7.4	Arbitration
ARTICLE VIII	MISCELLANEOUS
8.1	Corporate Power; Fiduciary Duty
8.2	Governing Law
8.3	Survival of Covenants
8.4	Force Majeure
8.5	Notices
8.6	Severability
8.7	Entire Agreement
8.8	Assignment; No Third-Party Beneficiaries
8.9	Public Announcements

8.10	Amendment
8.11	Rules of Construction
8.12	Counterparts

EXHIBITS

A	Form of Transition Services Agreement
B	Form of Registration Rights Agreement
C	Form of Tax Matters Agreement
D	Form of Employee Matters Agreement
E	Form of Transitional Trademark License Agreement
F	Form of Intellectual Property Cross License Agreement
G	Form of Outsourcing Services Separation Agreement
H	Form of European Transition Services Agreement
I	Form of Investment Management Agreements
J	Form of Viking Agreement
K	Form of Liability and Portfolio Management Agreement
L	Form of Transition Matters Agreement
M	Form of UK Transfer Plan
N	Form of French Transfer Plan
O	Form of Derivatives Management Services Agreement
P	Form of European Tax Matters Agreements
Q	Form of Framework Agreement
R	Form of Mortgage Services Agreement
S	Form of UFLIC ESG Services Agreement
T	French Transfer Agreement
U	Form of Capital Maintenance Agreement
V	Form of JLIC Recapture Agreement
W	Form of Long-Term Care Retrocession Agreement
X	Form of Medicare Supplement Reinsurance Agreement
Y	Form of Structured Settlement Annuity Reinsurance Agreements
Z	Form of Variable Annuity Reinsurance Agreements
AA	Form of Trust Agreements
BB	Form of Business Services Agreement
CC	Form of Genworth Contingent Note
DD	Form of Genworth Promissory Note
EE	Plan of Divestiture
FF	FACL Reinsurance Agreement
GG	FACL Services Agreement
HH	FICL Reinsurance Agreement
II	FICL Services Agreement
JJ	Form of French Reinsurance Agreement
KK	French Share Transfer Agreement
LL	Form of Amended and Restated Certificate of Incorporation
MM	Form of Amended and Restated Bylaws

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SCHEDULES

Schedule 1.1	Discontinued Businesses
Schedule 1.1(a)	Supply and Vendor Contracts
Schedule 1.1(b)	GEFAHI Contracts
Schedule 1.1(e)	Genworth Contracts
Schedule 2.1(a)	Plan of Separation
Schedule 2.1(b)	Delayed Transfer Assets
Schedule 2.2(a)(i)	Genworth Assets
Schedule 2.2(a)(ii)(B)	Capital Stock GE Subsidiaries
Schedule 2.2(a)(ii)(C)	Capital Stock GE Affiliates
Schedule 2.2(b)(i)	Excluded Assets
Schedule 2.2(b)(ii)	Excluded Contracts
Schedule 2.3(a)(i)	Genworth Liabilities
Schedule 2.3(b)(iv)	Excluded Liabilities
Schedule 2.4(b)(ii)	Continuing Agreements
Schedule 2.4(b)(iii)	GE Guarantees
Schedule 2.9	European Creditor Business Entities
Schedule 3.2(d)	JLIC Surplus Notes
Scheudle 3.2(g)	Dividends
Schedule 4.1	Annual Corporate Reporting Data
Schedule 4.2(a)	First and Second Quarter Corporate Reporting Data
Schedule 4.2(b)	Third Quarter Corporate Reporting Data
Schedule 4.3	FP&A Reports
Schedule 4.8	Monthly Financial Information
Schedule 5.2(d)	Transaction Documents — Genworth Indemnification
Schedule 5.3(c)	Transaction Documents — GE Indemnification
Schedule 6.3	Insurance Coverage
Schedule 6.5(b)	GE Contracts
Schedule 6.10	Continuation of Certain Arrangements
Schedule 6.12(b)(i)(B)	Business Activities
Schedule 7.1	Transaction Documents — Dispute Resolution

MASTER AGREEMENT

MASTER AGREEMENT, dated             , 2004 (this “Agreement”), among General Electric Company, a New York corporation (“GE”), General Electric Capital Corporation, a Delaware corporation (“GECC”), GEI, Inc., a Delaware corporation (“GEI”), GE Financial Assurance Holdings, Inc., a Delaware corporation (“GEFAHI”, and collectively with GE, GEI and GECC, the “GE Parties”), and Genworth Financial, Inc., a Delaware corporation (“Genworth”).  Certain terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, the board[s] of directors of [GE] [and GECC] [has] [have] determined that it is in the best interests of GE[, GECC] and [its] [their respective] stockholders to divest the Genworth Group into a separate business, and the board of directors of GECC has adopted the Plan of Divestiture for the purpose of divesting a controlling interest in the stock of Genworth;

WHEREAS, Genworth has been incorporated solely for these purposes and has not engaged in activities except in preparation for its corporate reorganization and the sale of its stock;

WHEREAS, in furtherance of the foregoing, the board[s] of directors of [GE] [and GECC] and the board of directors of Genworth have determined that it is appropriate and desirable to transfer the Genworth Assets to Genworth and its Subsidiaries and to cause Genworth and certain of its Subsidiaries designated by Genworth to assume the Genworth Liabilities, all as more fully described in this Agreement and the Transaction Documents;

WHEREAS, the board of directors of GECC has further determined that it is appropriate and desirable to divest (i) a portion of its interest in the stock of Genworth through the Initial Public Offering registered under the Securities Act, (ii) all of its interest in the Genworth Equity Units and (iii) all of its interest in the Series A Preferred Stock, concurrently with the closing of the Separation and the other transactions contemplated by this Agreement, and the board of directors of Genworth has further determined that it is appropriate and desirable to facilitate the Initial Public Offering;

WHEREAS, pursuant to the Plan of Divestiture, GECC plans to dispose of additional stock of Genworth so that within two years following the Initial Public Offering GECC will own in the aggregate less than 50% of the outstanding stock of Genworth; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and certain other agreements that will, following the consummation of the Initial Public Offering and the Concurrent Offerings, govern certain matters relating to the Separation and the Initial Public Offering and the relationship of GE, Genworth and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                                 Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, that from and after the Closing Date, no member of the Genworth Group shall be deemed an Affiliate of any member of the GE Group for purposes of this Agreement and the Transaction Documents and no member of the GE Group shall be deemed an Affiliate of any member of the Genworth Group for purposes of this Agreement and the Transaction Documents.  As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies or the power to appoint and remove a majority of directors (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“AML” means American Mayflower Life Insurance Company of New York, a New York insurance company.

“Applicable Accounting Method” means the applicable accounting method by which GE is required, in accordance with GAAP, to account for its investment in Genworth (namely, on a consolidated basis, under the equity method or under the cost method).

“Assets” means, with respect to any Person, the assets, properties and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a)                                  all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(b)                                 all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;

(c)                                  all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(d)                                 except for the capital stock referred to in Section 2.2(a)(ii)(B) and Section 2.2(a)(ii)(C), all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(e)                                  all license agreements, leases of personal property, open purchase orders for supplies, parts or services and other contracts, agreements or commitments;

(f)                                    all deposits, letters of credit and performance and surety bonds;

(g)                                 all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(h)                                 all domestic and foreign intangible personal property, patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, designs, ideas, improvements, works of authorship, recordings, other proprietary and confidential information and licenses from third Persons granting the right to use any of the foregoing;

(i)                                     all computer applications, programs and other software, including operating software, network software firmware, middleware, design software, design tools, systems documentation and instructions;

(j)                                     all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(k)                                  all prepaid expenses, trade accounts and other accounts and notes receivables;

(l)                                     all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(m)                               all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(n)                                 all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(o)                                 cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(p)                                 interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Bridge Loan” means the short-term loan to be obtained by Genworth in the amount of $2.4 billion, the proceeds of which will be used to repay the Genworth Promissory Note.

“Brookfield” means Brookfield Life Assurance Company Limited, a Bermuda insurance company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.  Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Business Services Agreement” means the Business Services Agreement substantially in the form attached hereto as Exhibit BB, by and between UFLIC and GNA.

“Capital Maintenance Agreement” means the Capital Maintenance Agreement in substantially the form attached as Exhibit U, between GE Capital and UFLIC.

“Class A Common Stock” means the Class A common stock, $0.001 par value per share, of Genworth.

“Class B Common Stock” means the Class B common stock, $0.001 par value per share, of Genworth.

“Code” means the Internal Revenue Code of 1986, as amended.

“Concurrent Offerings” means the registered public offerings by GEFAHI of Genworth Equity Units and Series A Preferred Stock, each such offering to be made concurrently with the Initial Public Offering.

“Consents” means any consent, waiver or approval from, or notification requirement to, any third parties.

“Corporate Reporting Data” means the Corporate Data Repository (CDR) submissions and data requirements, the Data Request (DR) and Web Reporting Interface (WRI) submissions and data requirements, and the Management’s Discussion and Analysis (MD&A) and Annual Report (A/R) submissions and data requirements, as set forth in detail on Schedules 4.1 and 4.2(a) and (b).

“Debt Registration Statement” means the registration statement on Form S-1 filed under the Securities Act (No. 333-        ) pursuant to which the Genworth Senior Notes will be registered.

“Delayed Transfer Assets” means any Genworth Assets that are expressly provided in this Agreement or any Transaction Document to be transferred after the Closing Date.

“Delayed Transfer Legal Entities” means Financial Assurance Company Limited, Financial Insurance Company Limited, Consolidated Insurance Group Limited, GE Financial Assurance Compania de Seguros y Reaseguros de Vida SA and GE Financial Insurance Compania de Seguros y Reaseguros SA.

“Delayed Transfer Liabilities” means any Genworth Liabilities that are expressly provided in this Agreement or any Transaction Document to be assumed after the Closing Date.

“Derivatives Management Services Agreement” means the Derivatives Management Services Agreement in substantially the form attached hereto as Exhibit O, to be entered into by and among GELAAC, FHL, First Colony, GECA, Genworth, GNA and GECC.

“Employee Matters Agreement” means the Employee Matters Agreement in substantially the form attached hereto as Exhibit D, to be entered into by and between GE and Genworth.

“Equity Units Registration Statement” means the registration statement on Form S-1 filed under the Securities Act (No. 333-                ) pursuant to which the Genworth Equity Units issued to GEFAHI and sold by GEFAHI will be registered.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“European Creditor Business” means the business of those entities set forth in Schedule 2.9 of this Agreement and the payment protection business of Vie Plus S.A.

“European Tax Matters Agreements” means [          ].

“European Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit H, to be entered into by and between Financial Insurance Group Services Limited and                                       .

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Excluded Employee Liabilities” shall have the meaning set forth in the Employee Matters Agreement.

“FACL” means Financial Assurance Company Limited.

“FACL Reinsurance Agreement” means the Reinsurance Agreement, dated                       , 2004, by and between FACL and Viking as attached as Exhibit FF.

“FACL Services Agreement” means the Services Agreement, dated                       , 2004, by and between FACL and Financial Insurance Group Services Limited as attached as Exhibit GG .

“FHL” means Federal Home Life Insurance Company, a Virginia insurance company.

“FICL Reinsurance Agreement” means the Reinsurance Agreement, dated                         , 2004, by and between Financial Insurance Company Limited and Viking as attached as Exhibit HH.

“FICL Services Agreement” means the Services Agreement, dated                         , 2004, by and between Financial Insurance Company Limited and Financial Insurance Group Services Limited as attached hereto as Exhibit II.

“FINCL” means Financial New Life Company Limited.

“Financial Closing Date” means, as to each fiscal quarterly or annual period of any member of the Genworth Group, the last Saturday in such fiscal period.

“Firm Public Offering Shares” means the Class A Common Stock sold in the Initial Public Offering, other than Class A Common Stock sold as a result of exercise of the Over-Allotment Option by the Underwriters, and the Series A Preferred Stock sold in a Concurrent Offering.

“First Colony” means First Colony Life Insurance Company, a Virginia insurance company.

“Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“FP&A Reports” means the SRO data requirements, the Session I and Session II data requirements and the Op Plan data requirements, as set forth in detail on Schedule 4.3.

“Framework Agreement” means the Framework Agreement between GEFA International Holdings, Inc. and General Electric Capital Corporation, in substantially the form attached hereto as Exhibit Q.

“French Reinsurance Agreement” means the Reinsurance Agreement, dated                         , 2004, by and between Vie Plus S.A. and RD Plus S.A. as attached as Exhibit JJ.

“French Share Transfer Agreement” means the Share Transfer Agreement in substantially the form attached hereto as Exhibit  KK, to be entered into by and between GE Capital SNC and           .

“French Transfer Agreement” means the Business Transfer Agreement in substantially the form attached hereto as Exhibit T to be entered into by and between Vie Plus S.A. and [a member of the Genworth Group to be designated by Genworth prior to the Closing Date].

“French Transfer Plan” means the Agreement on Transfer of a Portfolio of Insurance Contracts in substantially the form attached as Exhibit N to be entered into by and between Vie Plus S.A. and FINCL.

“GAAP” means United States generally accepted accounting principles.

“GE Group” means GE and each Person (other than any member of the Genworth Group) that is an Affiliate of GE immediately after the Closing.

“GECA” means General Electric Capital Assurance Company, a Delaware insurance company.

“GECLANY” means GE Capital Life Assurance Company of New York, a New York insurance company.

“GEFA” means the GE Financial Assurance operating unit within GE Capital.

“GELAAC” means GE Life and Annuity Assurance Company, a Virginia insurance company.

“Genworth Balance Sheet” means Genworth’s unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2003 included in the IPO Registration Statement.

“Genworth Business” means: the businesses of (a) the members of the Genworth Group; (b) GEFAHI; (c) the Delayed Transfer Legal Entities and (d) those terminated, divested or discontinued businesses of the members of Genworth Group, other than those listed on Schedule 1.1.

“Genworth Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Genworth Contingent Note” means the $550 million Subordinated Contingent Promissory Note payable by Genworth to GEFAHI, in substantially the form attached hereto as Exhibit CC.

“Genworth Contracts” means the following contracts and agreements to which GE or any of its Affiliates is a party or by which GE or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by GE or any member of the GE Group pursuant to any provision of this Agreement or any Transaction Document:

(a)                                  any supply or vendor contracts or agreements listed or described on Schedule 1.1(a) and any other supply or vendor contracts or agreements entered into after the date hereof and prior to the Closing Date that relate primarily to the Genworth Business;

(b)                                 any contract or agreement entered into in the name of GEFAHI that is not listed on Schedule 1.1(b);

(c)                                  any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Genworth Group;

(d)                                 any contract or agreement, including any joint venture agreement, that relates primarily to the Genworth Business;

(e)                                  the contracts, agreements and other documents listed or described on Schedule 1.1(e);

(f)                                    any guarantee, indemnity, representation, warranty or other Liability of any member of the Genworth Group or the GE Group in respect of (i) any other Genworth Contract, (ii) any Genworth Liability or (iii) the Genworth Business; and

(g)                                 any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Transaction Documents to be assigned to Genworth or any member of the Genworth Group.

“Genworth Equity Units” means $600 million in aggregate amount of Equity Units to be sold by GEFAHI.

“Genworth Group” means Genworth, each Subsidiary of Genworth immediately after the Closing and each other Person that is either controlled directly or indirectly by Genworth immediately after the Closing; provided, that any Delayed Transfer Asset that is transferred to Genworth at any time following the Closing shall, to the extent applicable, be considered part of the Genworth Group for all purposes of this Agreement.

“Genworth Promissory Note” means the $2.4 billion Promissory Note payable by Genworth to GEFAHI, in substantially the form attached hereto as Exhibit DD.

“Genworth Senior Notes” means approximately $1.9 billion aggregate principal amount of senior notes to be issued by Genworth, the proceeds of which will be used to repay approximately $1.9 billion of the Bridge Loan.

“GNA” means GNA Corporation.

“Governmental Approvals” means any notice, report or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority.

“Governmental Authority”  means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality whether federal, state, local or foreign (or any political subdivision thereof), and any tribunal, court or arbitrator(s) of competent jurisdiction.

“Group” means the GE Group or the Genworth Group, as the context requires.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Public Offering” means the initial public offering of Genworth Common Stock.

“Insurance Policies” means the insurance policies written by insurance carriers, including those affiliated with GE and any self-insurance arrangements, pursuant to which Genworth or one or more of its Subsidiaries (or their respective officers or directors) will be insured parties after the Closing Date.

“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; (b) paid by an insurance carrier on behalf of the insured; or (c) received (including by way of set off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property Cross License Agreement” means the Intellectual Property Cross License Agreement in substantially the form attached hereto as Exhibit F, to be entered into by and between GE and Genworth.

“Investment Management Agreements” means (i) the Amended and Restated Investment Management Agreements in substantially the form attached hereto as Exhibit I, to be entered into by and between GE Asset Management Limited, on the one hand, and certain members of the Genworth Group, on the other hand, (ii) the Investment Management Agreement in substantially the form attached hereto as Exhibit I, to be entered into by and between GE Asset Management Limited and GNA, (iii) the Investment Management and Services Agreements in substantially the form attached hereto as Exhibit I to be entered into by and between GE Asset Management Limited, on the one hand, and                               ,                          and                       , on the other hand; (iv)                         ; (v)                           ; and (vi)                                                                                         .

“IP Application” means any application for the registration, acquisition or perfection of intellectual property rights, including patent applications, copyright applications and trademark applications.

“IPO Registration Statement” means the registration statement on Form  S-1 filed under the Securities Act (No. 333-112009) pursuant to which the Genworth Common Stock to be issued to GEFAHI and sold by GEFAHI in the Initial Public Offering will be registered.

“IRS” means the United States Internal Revenue Service.

“JLIC Recapture Agreement” means the Recapture Agreement in substantially the form attached as Exhibit V, to be entered into by and between Jamestown Life Insurance Company and GECA.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Liability and Portfolio Management Agreement” means the Liability and Portfolio Management Agreement in substantially the form attached hereto as Exhibit K by and between Trinity Plus Funding Company, LLC and Genworth Financial Asset Management, LLC and the related agreements listed in that Exhibit.

“Licensed Marks” shall have the meaning specified in the Transition Trademark Agreement.

“Long-Term Care Retrocession Agreements” means the Retrocession Agreements in substantially the form attached hereto as Exhibit W, to be entered into by and between UFLIC, on the one hand, and each of GECA and GECLANY, on the other hand.

“Medicare Supplement Reinsurance Agreement” means the Coinsurance Agreement in substantially the form attached hereto as Exhibit X, to be entered into by and between UFLIC and FHL.

“Mortgage Services Agreement” means the Mortgage Services Agreement substantially in the form attached hereto as Exhibit R to be entered into by and between GE Mortgage Services, LLC and GE Mortgage Holdings, LLC.

“Outsourcing Services Separation Agreement” means the Outsourcing Services Separation Agreement in substantially the form attached hereto as Exhibit G, to be entered into by and among GE, GECC, GE Capital International Services and Genworth.

“Over-Allotment Option” means the over-allotment option that may be exercised by the underwriters of the Initial Public Offering pursuant to the Underwriting Agreements relating to the Initial Public Offering and the offering of the Series A Preferred Stock.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Plan of Divestiture” means the plan of divestiture adopted by the board of directors of GECC attached hereto as Exhibit EE.

“Pre-Closing Documents” means the FACL Reinsurance Agreement, the FACL Services Agreement, the FICL Reinsurance Agreement, the FICL Services Agreement and the Framework Agreement.

“Prospectus” means the prospectus or prospectuses included in any of the Registration Statements, as amended or supplemented by any prospectus supplement and by all other amendments and supplements to any such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Registration Rights Agreement” means the Registration Rights Agreement in substantially the form attached hereto as Exhibit B, to be entered into by and between GEFAHI and Genworth.

“Registration Statements” means the IPO Registration Statement, the Equity Units Registration Statement, the Series A Preferred Stock Registration Statement and the Debt Registration Statement, including in each case the Prospectus related thereto, amendments and supplements to any such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in any such Registration Statement and Prospectus.

“Reinsurance Agreements” means the Long-Term Care Retrocession Agreements, the Structured Settlement Annuity Reinsurance Agreements, the Variable Annuity Reinsurance Agreements, and the Medicare Supplement Reinsurance Agreement.

“Restricted Marks” means the Licensed Marks and the name “General Electric.”

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” means the transfer of the Genworth Assets to Genworth and its Subsidiaries and the assumption by Genworth and its Subsidiaries of the Genworth Liabilities, and the transfer of certain Excluded Assets to GE and its Subsidiaries and the assumption by GE and its Subsidiaries of certain Excluded Liabilities, all as more fully described in this Agreement and the Transaction Documents.

“Series A Preferred Stock” means the     % series A cumulative preferred stock, $       par value per share, of Genworth.

“Series A Preferred Stock Registration Statement” means the registration statement on Form S-1 filed under the Securities Act (No. 333-   ) pursuant to which the Series A Preferred Stock issued to GEFAHI and sold by GEFAHI will be registered.

“Structured Settlement Annuity Reinsurance Agreements” means the Coinsurance Agreements in substantially the form attached as Exhibit Y hereto, to be entered into by and between UFLIC, on the one hand, and each of First Colony, FHL, GELAAC, GECA, GECLANY and AML, on the other hand.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person

(a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax”  means all federal, state, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, environmental (including taxes under Code Section 59A), customs, duties, net worth, sales, use, goods and services, withholding, value added, ad valorem, employment, social security, disability, occupation, pension, real property, personal property (tangible and intangible), stamp, transfer, conveyance, severance, production, excise, premium, retaliatory and other taxes, withholdings, duties, levies, imposts, guarantee fund assessments and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Taxing Authority, in each case whether such Tax arises by Law, contract, agreement or otherwise.

“Tax Returns” means any report, return, declaration, claim for refund, information report or return or statement required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.

“Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached hereto as Exhibit C, to be entered into by and among GE, GECC, GEI, GEFAHI and Genworth.

“Transactions” means, collectively, (i) the Separation, (ii) the Initial Public Offering and (iii) all other transactions contemplated by this Agreement or any Transaction Document.

“Transition Matters Agreement” means the Asset Management Transition Services Agreement substantially in the form attached as Exhibit L by and among Genworth, GEFAHI and GE Asset Management Incorporated and the related agreements listed in that Exhibit.

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit A, to be entered into by and among GE, GECC, GEI, GEFAHI, GNA and Genworth and GE Mortgage Holdings, LLC.

“Transitional Trademark License Agreement” means the Transitional Trademark License Agreement in substantially the form attached hereto as Exhibit E, to be entered into by and between GE and Genworth.

“Trigger Date” means the first date on which members of the GE Group cease to beneficially own (excluding for such purposes shares of Genworth Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Genworth Common Stock) more than fifty percent (50%) of the outstanding Genworth Common Stock.

“Trust Agreements” means the Trust Agreements in substantially the form attached hereto as Exhibit AA, to be entered into by and among UFLIC and The Bank of New York, as trustee, on the one hand, and each of AML, First Colony, FHL, GELAAC, GECA, and GECLANY.

“UFLIC” means Union Fidelity Life Insurance Company, an Illinois insurance company.

“UFLIC ESG Services Agreement” means the Administrative Services Agreement in substantially the form attached as Exhibit S, to be entered into by and between UFLIC and GE Group Life Assurance Company.

“UK Transfer Plan” means the Scheme for the Transfer to Financial New Life Company Limited of the insurance business of Financial Assurance Company Limited in substantially the form attached hereto as Exhibit M.

“Underwriters” means the managing underwriters for the Initial Public Offering.

“Underwriting Agreements” means the Underwriting Agreements to be entered into by and among GEFAHI, Genworth and the Underwriters in connection with the offering of Genworth Common Stock by GEFAHI in the Initial Public Offering and the offering of Series A Preferred Stock and Equity Units by GEFAHI in the Concurrent Offerings.

“Variable Annuity Reinsurance Agreements” means the Reinsurance Agreements in substantially the form attached hereto as Exhibit Z, to be entered into by and between UFLIC, on the one hand, and each of GELAAC and GECLANY, on the other hand.

“Viking” means Viking Insurance Company Ltd., a Bermuda insurance company.

“Viking Agreement” means the Agreement Regarding Continued Reinsurance of Insurance Products in substantially the form attached hereto as Exhibit J, to be entered into between GECC and Viking.

1.2                                 Other Terms.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section

Agreement	Recitals
Closing	3.1
Closing Date	3.1
CPR	7.3
CPR Arbitration Rules	7.4(a)
Dispute	7.1(a)
Excluded Assets	2.2(b)
Excluded Liabilities	2.3(b)
GE	Recitals
GE Annual Statements	4.7
GE Auditors	4.7(a)
GE Confidential Information	6.2(b)
GE Guarantees	2.4(b)(iii)
GE Indemnified Parties	5.2
GE Parties	Recitals
GE Policies	6.15
GE Public Filings	4.6
GECC	Recitals
GEI	Recitals
GEFAHI	Recitals
Genworth	Recitals
Genworth Assets	2.2(a)
Genworth Auditors	4.7(a)
Genworth Confidential Information	6.2(a)
Genworth Indemnified Parties	5.3
Genworth Information	4.5(g)
Genworth Liabilities	2.3(a)
Genworth Public Documents	4.5(e)
Indemnified Party	5.6(a)
Indemnifying Party	5.6(a)
Indemnity Payment	5.6(a)
Initial Notice	7.2
Privilege	4.17
Registration Indemnified Parties	5.4(a)
Reinsurance-Related Documents	3.2(a)
Representatives	6.2(a)
Response	7.2
Third Party Claim	5.7(a)
Transaction Documents	3.2(b)
Transfer Documents	3.4

ARTICLE II

THE SEPARATION

2.1                                 Transfer of Assets; Assumption of Liabilities; Consideration.

(a)                                  Subject to Section 3.6, immediately following the execution and delivery of the Underwriting Agreements by each of the parties thereto, in accordance with the plan and structure set forth on Schedule 2.1(a):

(i)                                     GE shall, and shall cause its applicable Subsidiaries to, contribute, assign, transfer, convey and deliver to Genworth or certain of its Subsidiaries designated by Genworth, and Genworth or such Subsidiaries shall accept from GE and its applicable Subsidiaries, all of GE’s and such Subsidiaries’ respective rights, titles and interests in and to all Genworth Assets, other than the Delayed Transfer Assets;

(ii)                                  Genworth and certain of its Subsidiaries designated by Genworth, shall accept, assume and agree faithfully to perform, discharge and fulfill all the Genworth Liabilities, other than the Delayed Transfer Liabilities, in accordance with their respective terms.  Genworth and such Subsidiaries shall be responsible for all Genworth Liabilities, regardless of when or where such Genworth Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Closing Date, regardless of where or against whom such Genworth Liabilities are asserted or determined (including any Genworth Liabilities arising out of claims made by GE’s or Genworth’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the GE Group or the Genworth Group) or whether asserted or determined prior to the date hereof, and, except as set forth in Section 2.3(b)(v), regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the GE Group or the Genworth Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates; and

(iii)                               Genworth shall issue to GEFAHI (A)            shares of Class B Common Stock, (B) 2,000,000 shares of Series A Preferred Stock, (C) the Genworth Promissory Note, (D) the Genworth Contingent Note and (E) the Genworth Equity Units.

(b)                                 Each of the parties hereto agrees that the Delayed Transfer Assets will be contributed, assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be accepted and assumed, in accordance with the terms of the applicable Transfer Documents or as otherwise set forth on Schedule 2.1(b).  Following such contribution, assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the acceptance and assumption of any Delayed Transfer Liability, the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the Transaction Documents as a Genworth Asset or a Genworth Liability, as the case may be.

(c)                                  If at any time or from time to time (whether prior to or after the Closing Date), any party hereto (or any member of such party’s respective Group), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Transaction Document, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto.  Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

(d)                                 Genworth hereby waives compliance by each member of the GE Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Genworth Assets to any member of the Genworth Group.

2.2                                 Genworth Assets.

(a)                                  For purposes of this Agreement, “Genworth Assets” shall mean (without duplication):

(i)                                     the Assets listed or described on Schedule 2.2(a)(i) and all other Assets that are expressly provided by this Agreement or any Transaction Document as Assets to be transferred to Genworth or any other member of the Genworth Group;

(ii)                                  (A) all Genworth Contracts, (B) all issued and outstanding capital stock of the Subsidiaries of GE listed on Schedule 2.2(a)(ii)(B), and (C) the shares of capital stock of certain entities held by GE as listed on Schedule 2.2(a)(ii)(C);

(iii)                               subject to Section 6.4, any rights of any member of the Genworth Group under any of the Insurance Policies, including any rights thereunder arising after the Closing Date in respect of any Insurance Policies;

(iv)                              all Assets reflected as Assets of Genworth and its Subsidiaries in the Genworth Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Genworth Balance Sheet; and

(v)                                 any and all Assets owned or held immediately prior to the Closing Date by GE or any of its Subsidiaries that are used primarily in the Genworth Business.  The intention of this clause (v) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Genworth Asset.  No Asset shall be deemed to be a Genworth Asset solely as a result of this clause (v) if such Asset is within the category or type of Asset expressly covered by the terms of a Transaction Document unless the party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent.  In addition, no Asset shall be deemed a Genworth Asset solely as a result of this clause (v) unless a claim with respect thereto is made by Genworth on or prior to the later of (A) the Trigger Date and (B) the first anniversary of the Closing Date.

Notwithstanding the foregoing, the Genworth Assets shall not in any event include the Excluded Assets referred to in Section 2.2(b).

(b)                                 For the purposes of this Agreement, “Excluded Assets” shall mean:

(i)                                     the Assets listed or described on Schedule 2.2(b)(i);

(ii)                                  the contracts and agreements listed or described on Schedule 2.2(b)(ii); and

(iii)                               any and all Assets that are expressly contemplated by this Agreement or any Transaction Document as Assets to be retained by a GE Party or any other member of the GE Group.

2.3                                 Genworth Liabilities.

(a)                                  For the purposes of this Agreement, “Genworth Liabilities” shall mean (without duplication):

(i)                                     the Liabilities listed or described on Schedule 2.3(a)(i) and all other Liabilities that are expressly provided by this Agreement or any Transaction Document as Liabilities to be assumed by Genworth or any other member of the Genworth Group, and all agreements, obligations and Liabilities of Genworth or any other member of the Genworth Group under this Agreement or any of the Transaction Documents;

(ii)                                  all Liabilities (other than Taxes, which shall be governed exclusively under the Tax Matters Agreement, tax sharing agreements and arrangements specifically identified therein [and the International Tax Matters Agreements]), including any employee-related Liabilities (other than Excluded Employee Liabilities) relating to, arising out of or resulting from:

(A)                              the operation of the Genworth Business, as conducted at any time before, on or after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B)                                the operation of any business conducted by any member of the Genworth Group at any time after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C)                                any Genworth Assets (including any Genworth Contracts and any real property and leasehold interests);

in any such case whether arising before, on or after the Closing Date;

(iii)                               all Liabilities reflected as liabilities or obligations of Genworth or its Subsidiaries in the Genworth Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Genworth Balance Sheet; and

(iv)                              all Liabilities arising out of claims made by GE’s or Genworth’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the GE Group or the Genworth Group with respect to the Genworth Business.

(b)                                 For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):

(i)                                     any and all Liabilities that are expressly contemplated by this Agreement or any Transaction Document as Liabilities to be retained or assumed by GE or any other member of the GE Group (in each case other than Delayed Transfer Liabilities), and all agreements and obligations of any member of the GE Group under this Agreement or any of the Transaction Documents;

(ii)                                  any and all Liabilities of a member of the GE Group relating to, arising out of or resulting from any Excluded Assets;

(iii)                               the Excluded Employee Liabilities;

(iv)                              the Liabilities listed on Schedule 2.3(b)(iv); and

(v)                                 any and all liabilities arising from a knowing violation of Law, fraud or misrepresentation by any member of the GE Group (other than, for periods prior to the Closing Date, GEFAHI or any Delayed Transfer Legal Entity) or any of their respective directors, officers, employees or agents (other than any individual who at the time of such act was acting in his or her capacity as  a director, officer, employee or agent of any member of the Genworth Group).

(c)                                  Any Liabilities of any member of the GE Group not expressly referenced in Section 2.3(a) above are Excluded Liabilities and all Excluded Liabilities shall not be Genworth Liabilities.

2.4                                 Termination of Agreements.

(a)                                  Except as set forth in Section 2.4(b), Genworth and each member of the Genworth Group, on the one hand, and GE and each member of the GE Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Genworth or any member of the Genworth Group, on the one hand, and GE or any member of the GE Group, on the other hand, effective as of the Closing

Date.  No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing Date.  Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                         The provisions of Section 2.4(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i)                                     this Agreement and the Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any Transaction Document to be entered into or continued by any of the parties hereto or any of the members of their respective Groups);

(ii)                                  the agreements, arrangements, commitments and understandings listed or described on Schedule 2.4(b)(ii);

(iii)                               the guarantees, indemnification obligations, surety bonds and other credit support agreements, arrangements, commitments or understandings listed or described on Schedule 2.4(b)(iii) (the “GE Guarantees”);

(iv)                              any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Genworth Assets or Genworth Liabilities, they shall be assigned pursuant to Section 2.1);

(v)                                 any accounts payable or accounts receivable between a member of the GE Group, on the one hand, and a member of the Genworth Group, on the other hand, accrued as of the Closing Date and reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices; provided, however, that all such amounts must be settled within 90 days   after the Closing Date except as otherwise provided for in the Transaction Documents;

(vi)                              any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of GE or Genworth, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and

(vii)                           any other agreements, arrangements, commitments or understandings that this Agreement or any Transaction Document expressly contemplates will survive the Closing Date.

2.5                                 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.  EACH OF GE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE GE GROUP) AND GENWORTH (ON BEHALF OF ITSELF AND EACH MEMBER OF THE GENWORTH GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, NO

PARTY TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.6                                 Governmental Approvals and Consents; Delayed Transfer Assets and Liabilities.

(a)                                  To the extent that the Separation requires any Governmental Approvals or Consents, the parties will use their commercially reasonable efforts to obtain such Governmental Approvals and Consents; provided, however, that neither GE nor Genworth shall be obligated to contribute capital in any form to any entity in order to obtain such Governmental Approvals and Consents.

(b)                                 If and to the extent that the valid, complete and perfected transfer or assignment to the Genworth Group of any Genworth Assets or the assumption by the Genworth Group of any Genworth Liabilities would be a violation of applicable Law or require any Consent or Governmental Approval in connection with the Separation, or the Initial Public Offering, then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment to the Genworth Group of such Genworth Assets or the assumption by the Genworth Group of such Genworth Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consents or Governmental Approvals have been obtained.  Any such Liability shall be deemed a Delayed Transfer Liability.  Any such Asset shall be deemed (i) a

Delayed Transfer Asset and, (ii) notwithstanding the foregoing, a Genworth Asset for purposes of determining whether any Liability is a Genworth Liability.

(c)                                  If any transfer or assignment of any Genworth Asset intended to be transferred or assigned hereunder or any assumption of any Genworth Liability intended to be assumed by Genworth hereunder is not consummated on the Closing Date, whether as a result of the provisions of Section 2.6(b) or for any other reason, then, insofar as reasonably possible, (i) the Person retaining such Genworth Asset shall thereafter hold such Genworth Asset for the use and benefit of the Person entitled thereto (at the expense of the Person entitled thereto) and (ii) Genworth shall, or shall cause its applicable Subsidiary to, pay or reimburse the Person retaining such Genworth Liability for all amounts paid or incurred in connection with such Genworth Liability.  In addition, the Person retaining such Genworth Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Person to whom such Genworth Asset is to be transferred in order to place such Person in the same position as if such Genworth Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Genworth Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Genworth Asset, is to inure from and after the Closing Date to the Genworth Group.

(d)                                 If and when the Consents and Governmental Approvals, the absence of which caused the deferral of transfer of any Genworth Asset or the deferral of assumption of any Genworth Liability pursuant to Section 2.6(b), are obtained, the transfer of the applicable Genworth Asset or Genworth Liability shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.

(e)                                  The Person retaining an Asset or Liability due to the deferral of the transfer of such Asset or the deferral of the assumption of such Liability shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Person entitled to the Asset or the Person intended to be subject to the Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset or the Person intended to be subject to the Liability.

2.7                                 Novation of Assumed Genworth Liabilities.

(a)                                  Each of GE and Genworth, at the request of the other, shall use its reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Genworth Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Genworth Group, so that, in any such case, Genworth and its Subsidiaries will be solely responsible for such

Liabilities; provided, however, that neither GE nor Genworth shall be obligated to pay any consideration therefor to any third party from whom any such consent, approval, substitution or amendment is requested.

(b)                         If GE or Genworth is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the GE Group shall continue to be bound by such agreement, lease, license or other obligation and, unless not permitted by Law or the terms thereof, Genworth shall, as agent or subcontractor for GE or such other Person, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of GE or such other Person that constitute Genworth Liabilities, as the case may be, thereunder from and after the Closing Date.  Genworth shall indemnify each GE Indemnified Party, and hold each of them harmless against any Liabilities arising in connection therewith; provided that pursuant hereto Genworth shall have no obligation to indemnify any GE Indemnified Party that has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith.  GE shall, without further consideration, pay and remit, or cause to be paid or remitted, to Genworth, promptly all money, rights and other consideration received by it or any member of its Group in respect of such performance (unless any such consideration is an Excluded Asset).  If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, GE shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of its Group to Genworth without payment of further consideration and Genworth shall, without the payment of any further consideration, assume such rights and obligations.

2.8                                 Novation of Liabilities other than Genworth Liabilities.

(a)                                  Each of GE and Genworth, at the request of the other, shall use its reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities for which a member of the GE Group and a member of the Genworth Group are jointly or severally liable and that do not constitute Genworth Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the GE Group, so that, in any such case, the members of the GE Group will be solely responsible for such Liabilities; provided, however, that neither GE nor Genworth shall be obligated to pay any consideration therefor to any third party from whom any such consent, approval, substitution or amendment is requested.

(b)                                 If GE or Genworth is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the Genworth Group shall continue to be bound by such agreement, lease, license or other obligation and, unless not permitted by Law or the terms thereof, GE shall cause a member of the GE Group, as agent or subcontractor for such member of the Genworth Group, to pay, perform and discharge fully all the obligations or other

Liabilities of such member of the Genworth Group thereunder from and after the Closing Date.  GE shall indemnify each Genworth Indemnified Party and hold each of them harmless against any Liabilities (other than Genworth Liabilities) arising in connection therewith; provided that pursuant hereto GE shall have no obligation to indemnify any Genworth Indemnified Party that has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith.  Genworth shall cause each member of the Genworth Group without further consideration, to pay and remit, or cause to be paid or remitted, to GE or to another member of the GE Group specified by GE, promptly all money, rights and other consideration received by it or any member of the Genworth Group in respect of such performance (unless any such consideration is a Genworth Asset).  If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Genworth shall promptly assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of the Genworth Group to GE or to another member of the GE Group specified by GE without payment of further consideration and GE, without the payment of any further consideration shall, or shall cause such other member of the GE Group to, assume such rights and obligations.

2.9                                 European Creditor Business.

In furtherance of the transactions contemplated by this Agreement and without limiting any other provision hereof, the parties intend that the transfer of the European Creditor Business into the Genworth Group shall be effected by means of the documentation and procedures relating to:

(a)                                  the UK Transfer Plan under which it is proposed that the Assets and Liabilities of FACL be transferred subsequent to the Closing Date to FINCL upon the effectiveness of such plan in accordance with the provisions of Part VII of the Financial Services and Markets Act 2000 and Section 2.1(b) of this Agreement;

(b)                                 the French Transfer Plan and the French Transfer Agreement under which it is proposed that the Assets and Liabilities of the payment protection business of Vie Plus S.A. be transferred subsequent to the Closing Date to a member of the Genworth Group upon the effectiveness of the French Transfer Plan in accordance with the terms of the French Transfer Plan, the French Transfer Agreement and Section 2.1(b) of this Agreement;

(c)                                  the FACL Reinsurance Agreement, FICL Reinsurance Agreement and French Reinsurance Agreement; and

(d)                                 the transfer of the stock of the entities forming a part of the European Creditor Business listed in Schedule 2.9 of this Agreement.

ARTICLE III

INTERCOMPANY TRANSACTIONS AS OF THE CLOSING DATE

3.1                                 Time and Place of Closing.  Subject to the terms and conditions of this Agreement, all transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) to be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 10:00 A.M. EST, on the date on which (and after) the Underwriting Agreements are executed and delivered by each of the parties thereto or at such other place or at such other time or on such other date as GE and Genworth may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

3.2                                 Reinsurance, Reorganization and Transaction Documents.  In each case subject to Section 3.6, the appropriate parties hereto shall enter into or effect, as the case may be, and (as necessary) shall cause their respective Subsidiaries to enter into or effect, the agreements and transactions set forth below, in each case in the order set forth below and prior to the Closing:

(a)                                  The appropriate parties hereto shall enter into, and (as necessary) shall cause their respective Subsidiaries to enter into, the agreements set forth below (items (ii) through (vii) below being referred to as the “Reinsurance-Related Documents”):

(i)                                     the Pre-Closing Documents;

(ii)                                  the Reinsurance Agreements;

(iii)                               the Trust Agreements;

(iv)                              the Capital Maintenance Agreement;

(v)                                 the Business Services Agreement;

(vi)                              the UFLIC ESG Services Agreement; and

(vii)                           the JLIC Recapture Agreement.

(b)                                 The appropriate parties hereto shall enter into, and (as necessary) shall cause their respective Subsidiaries to enter into, the agreements set forth below (collectively with the Reinsurance-Related Documents, the UK Transfer Plan and the Pre-Closing Documents, the “Transaction Documents”):

(i)                                     the Transition Services Agreement;

(ii)                                  the Registration Rights Agreement;

(iii)                               the Tax Matters Agreement;

(iv)                              the Employee Matters Agreement;

(v)                                 the Transitional Trademark Agreement;

(vi)                              the Intellectual Property Cross License Agreement;

(vii)                           the Outsourcing Services Separation Agreement;

(viii)                        the European Transition Services Agreement;

(ix)                                the Investment Management Agreements;

(x)                                   the Viking Agreement;

(xi)                                the Liability and Portfolio Asset Management Agreement;

(xii)                             the Transition Matters Agreement;

(xiii)                          the Derivatives Management Services Agreement;

(xiv)                         the European Tax Matters Agreements;

(xv)                            the Mortgage Services Agreement;

(xvi)                         the French Transfer Plan;

(xvii)                      the French Transfer Agreement;

(xviii)                   the French Share Transfer Agreement;

(xix)                           the Genworth Contingent Note;

(xx)                              the Genworth Promissory Note; and

(xxi)                           the Transfer Documents.

(c)                                  FHL shall transfer by dividend all shares of capital stock of UFLIC held by FHL to GECA, GECA shall transfer by dividend all shares of capital stock of UFLIC then held by GECA (which, together with the shares received from FHL, will constitute 100% thereof) to GNA, and GNA shall transfer by dividend all such shares of UFLIC capital stock to GEFAHI.

(d)                                 JLIC shall pay accrued interest and principal amounts under the JLIC Surplus Notes in the amounts and to the entities outlined in Schedule 3.2(d).

(e)                                  GEFAHI shall purchase all shares of Viking from GELCO pursuant to the Viking Purchase Agreement[Terms have not been determined].

(f)                                    After execution and delivery of the Underwriting Agreements by all parties thereto, the Separation contemplated by Article II shall be effected.

(g)                                 After effectiveness of the IPO Registration Statement, the dividends outlined in Schedule 3.2(g) shall be paid by the entities and in the amounts set forth therein.

(h)                                 GEFAHI shall thereafter contribute $1.45 billion in cash and/or securities to the capital of UFLIC.

3.3                                 Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.  At or prior to the Closing, GE and Genworth shall each take all necessary action that may be required to provide for the adoption by Genworth of the Amended and Restated Certificate of Incorporation of Genworth in substantially the form attached hereto as Exhibit LL, and the Amended and Restated Bylaws of Genworth in substantially the form attached hereto as Exhibit MM.

3.4                                 Transfers of Assets and Assumption of Liabilities.

(a)                                  In furtherance of the assignment, transfer and conveyance of Genworth Assets and the assumption of Genworth Liabilities set forth in Section 2.1(a)(i) and Section 2.1(a)(ii), on the Closing Date (i) GE shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of GE’s and its Subsidiaries’ (other than Genworth and its Subsidiaries) right, title and interest in and to the Genworth Assets to Genworth and its Subsidiaries, and (ii) Genworth shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Genworth Liabilities by Genworth.  All of the foregoing documents contemplated by this Section 3.4 shall be referred to collectively herein as the “Transfer Documents.”

(b)                                 To the extent any Excluded Asset or Excluded Liability is transferred to a member of the Genworth Group at the Closing or is owned or held by a member of the Genworth Group after the Closing, from and after the Closing:

(i)                                     Genworth shall, and shall cause its applicable Subsidiaries to, promptly contribute, assign, transfer, convey and deliver to GE or certain of its Subsidiaries designated by GE, and GE or such Subsidiaries shall accept from Genworth and its applicable Subsidiaries, all of Genworth’s and such Subsidiaries’ respective rights, titles and interests in and to such Excluded Assets;

(ii)                                  GE and certain of its Subsidiaries designated by GE, shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms; and

(iii)                               In furtherance of the assignment, transfer and conveyance of Excluded Assets and the assumption of Excluded Liabilities set forth in Section 3.4(b)(i) and Section 3.4(b)(ii): (x) Genworth shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Genworth’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to GE and its Subsidiaries, and (y) GE shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities by GE.

(iv)                              To the extent that the transfer of such Excluded Assets and the assumption of such Excluded Liabilities requires any Governmental Approvals or Consents, the parties shall use their commercially reasonable efforts to obtain such Governmental Approvals and Consents; provided however that neither GE nor Genworth shall be obligated to contribute capital in any form to any entity in order to obtain such Governmental Approvals and Consents.

(c)                                  If any transfer or assignment of any Excluded Asset intended to be transferred or assigned hereunder or any assumption of any Excluded Liability intended to be assumed by GE hereunder is not consummated on the Closing Date, whether as a result of the failure to obtain any required Governmental Approvals or Consents under Section 3.4(b)(iv) or for any other reason, then, insofar as reasonably possible, (i) the member of the Genworth Group retaining such Excluded Asset shall thereafter hold such Excluded Asset for the use and benefit of GE (at GE’s expense) and (ii) GE shall, or shall cause its applicable Subsidiary to, pay or reimburse the member of the Genworth Group retaining such Excluded Liability for all amounts paid or incurred in connection with such Excluded Liability.  In addition, the member of the Genworth Group retaining such Excluded Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by GE in order to place GE in the same position as if such Excluded Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Excluded Asset, is to inure from and after the Closing Date to the GE Group.

(d)                                 If and when the Consents and Governmental Approvals, the absence of which caused the deferral of transfer of any Excluded Asset or the deferral of assumption of any Excluded Liability, are obtained, the transfer of the applicable Excluded Asset or Excluded Liability shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.

(e)                                  Any member of the Genworth Group retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer of such Excluded Asset or the deferral of the assumption of such Excluded Liability shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by GE or the member of the GE Group intended to be subject to the Excluded Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by GE or the member of the GE Group entitled to such Excluded Asset or intended to be subject to such Excluded Liability.

3.5                                 The Initial Public Offering and the Concurrent Offerings.  Genworth shall (i) consult with, and cooperate in all respects with, the GE Parties in connection with the pricing of the (x) Class A Common Stock to be offered in the Initial Public Offering and (y) Equity Units and Series A Preferred Stock to be offered in the Concurrent Offerings, (ii) at the direction of any GE Party, execute and deliver the Underwriting Agreements in such form and substance as is reasonably satisfactory to the GE Parties and (iii) at the direction of any GE Party, promptly take any and all actions necessary or desirable to consummate the Initial Public Offering and the Concurrent Offerings as contemplated by the IPO Registration Statement, the Equity Units Registration Statement, the Series A Preferred Stock Registration Statement and the Underwriting Agreements.

3.6                                 Rescission.  Notwithstanding anything to the contrary set forth in this Agreement, if delivery of the Firm Public Offering Shares to the Underwriters against payment therefor is not complete within four (4) Business Days after the Closing Date, all transactions theretofore completed under this Agreement or any of the Transaction Documents shall immediately be rescinded in all respects and this Agreement and all of the Transaction Documents shall terminate and all assets transferred pursuant to the Transaction Documents shall be returned to the entities that transferred such assets, and all assumptions of liabilities hereunder and thereunder shall be rescinded and nullified.

3.7                                 European Transfers.

(a)                                  GE and Genworth shall cause their relevant respective Subsidiaries to use all commercially reasonable efforts to cause the UK Transfer Plan and the French Transfer Plan to become effective (and to consummate the transactions contemplated thereby and by the French Transfer Agreement) as promptly as practicable.

(b)                                 If the UK Transfer Plan has not taken effect by December 31, 2004, GE and Genworth shall cause all of the outstanding shares of capital stock of FACL promptly thereafter to be transferred to Genworth.

3.8                                 Additional Tax Matters Agreement.

(a)                                  GE and Genworth have entered into the Tax Matters Agreement contemporaneously with the execution and delivery of this Agreement.  All representations, warranties, covenants and agreements between the parties with respect to Tax matters are set forth in the Tax Matters Agreement, except to the extent set forth in Section 3.8(b) of this Agreement.

(b)                                 As soon as reasonably practicable after a determination has been made as to the members of the Genworth Group for which elections will be made under Section 338(h)(10) of the Code, (a) Genworth shall cause GECA and each GECA Subsidiary for which a Section 338(h)(10) election has been made to enter into a tax matters agreement substantially in the form attached hereto as Exhibit     , and (b) Genworth shall enter into, and shall cause each of its Subsidiaries (other than life insurance Subsidiaries) for which a Section 338(h)(10) election has been made to enter into, a tax matters agreement substantially in the form attached hereto as Exhibit       .

ARTICLE IV

FINANCIAL AND OTHER INFORMATION

4.1                                 Annual Financial Information.  Genworth agrees that, during any fiscal year in which members of the GE Group beneficially own shares of Genworth Common Stock (excluding for such purposes shares of Genworth Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Genworth Common Stock), Genworth shall deliver to GE the Corporate Reporting Data set forth on Schedule 4.1 for such year in respect of the Applicable Accounting Method in effect as of the first day of such fiscal year.  Genworth shall deliver the financial data and schedules comprising such Corporate Reporting Data within the time periods specified by GE in writing by no later than fifteen (15) days prior to the end of each fiscal year.  All annual consolidated financial statements of Genworth and its Subsidiaries delivered to GE shall set forth in each case in comparative form the consolidated figures for the previous fiscal year prepared in accordance with Article 10 of Regulation S-X and consistent with the level of detail provided in comparable financial statements furnished by GEFA to GE prior to the Closing Date.  The Corporate Reporting Data shall include all statistical information necessary for inclusion in any GE Group member’s annual earnings press release, along with appropriate supporting documentation.  The Corporate Reporting Data shall include (i) a discussion and analysis by management of Genworth’s and its Subsidiaries’ consolidated financial condition and results of operations for the requisite years, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K and (ii) a discussion and analysis of Genworth’s and its Subsidiaries’ consolidated financial condition and results of operations for the requisite years, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K, prepared for inclusion in the annual report to stockholders of any member of the GE Group.  No later than the day prior to the day Genworth publicly files its Annual Report on Form 10-K with the SEC or otherwise, Genworth shall deliver to GE the final form of its Annual Report on Form 10-K, together with all certifications required by applicable Law by each of the chief executive officer and chief financial officer of Genworth and an opinion thereon by Genworth’s independent certified public accountants.  Genworth shall also deliver to GE all of the information required to be delivered in Schedule 4.1 with respect to each Subsidiary of Genworth which is itself required to file financial statements with the SEC or otherwise make financial statements publicly available (other than statutory financial statements filed with state insurance regulatory authorities, which are addressed in Section 4.5(c)), with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of Genworth required to be delivered to GE pursuant to Schedule 4.1.

4.2                                 Quarterly Financial Information.  Genworth agrees that, during any fiscal quarter in which members of the GE Group beneficially own shares of Genworth Common Stock (excluding for such purposes shares of Genworth Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Genworth Common Stock), Genworth shall deliver to GE the Corporate Reporting Data set forth on (i) Schedule 4.2(a) for the first and second quarter of each year and (ii) Schedule 4.2(b) for the third quarter of each year, in each case, in respect of the Applicable Accounting Method in effect as of the first day of such fiscal quarter.  Genworth shall deliver the financial data and schedules comprising such Corporate Reporting Data within the time periods specified by GE in writing by no later than fifteen (15) days prior to the end of each fiscal quarter.  All quarterly consolidated financial statements of Genworth and its Subsidiaries delivered to GE shall include financial statements for such quarterly periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Genworth the consolidated figures for the corresponding quarter and periods of the previous fiscal year prepared in accordance with Article 10 of Regulation S-X and consistent with the level of detail provided in comparable financial statements furnished by GEFA to GE prior to the Closing Date.  The Corporate Reporting Data shall include all statistical information necessary for inclusion in any GE Group member’s quarterly earnings press release, along with appropriate supporting documentation.  The Corporate Reporting Data shall include a discussion and analysis by management of Genworth’s and its Subsidiaries’ consolidated financial condition and results of operations for the requisite quarters, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K.  No later than the day prior to the day Genworth publicly files a Quarterly Report on Form 10-Q with the SEC or otherwise, Genworth shall deliver to GE the final form of its Quarterly Report on Form 10-Q, together with all certifications required by applicable Law by each of the chief executive officer and chief financial officer of Genworth.  Genworth shall also deliver to GE all of the information required to be delivered in Schedules 4.2(a) and (b) with respect to each Subsidiary of Genworth which is itself required to file financial statements with the SEC or otherwise make financial statements publicly available (other than statutory financial statements filed with state insurance regulatory authorities, which are addressed in Section 4.5(c)), with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of Genworth required to be delivered to GE pursuant to Schedules 4.2(a) and (b).

4.3                                 GE’s Operating Reviews.  Genworth agrees that, during any fiscal quarterly or annual period in which members of the GE Group beneficially own, in the aggregate, (excluding for such purposes shares of Genworth Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Genworth Common Stock) at least five percent (5%) of the then outstanding Genworth Common Stock, Genworth shall deliver to GE the FP&A Reports set forth on Schedule 4.3 for such quarterly or annual period in respect of the Applicable Accounting Method in effect as of the first day of such period.  Genworth shall deliver the financial data and schedules comprising such FP&A Reports during each fiscal year within the time periods specified by GE in writing by no later than fifteen (15) days prior to the end of the preceding fiscal year, or within any other time periods specified by GE in writing thereafter, but in any event prior to fifteen (15) days before the date such FP&A Report is required to be delivered to GE.  Genworth shall provide GE an opportunity to meet with management of Genworth to discuss such FP&A Reports upon reasonable notice during normal business hours.

4.4                                 General Financial Statement Requirements.  All information provided by Genworth or any of its Subsidiaries to GE pursuant to this Article IV shall be consistent in terms of format and detail and otherwise with the procedures and practices in effect prior to the Closing Date with respect to the provision of such financial and other information by GEFA to GE (and where appropriate, as presently presented in financial and other reports delivered to the board of directors of GE), with such changes therein as may be reasonably requested by GE from time to time, and any changes in such procedures or practices that are required in order to comply with the rules and regulations of the SEC, as applicable.

4.5                                 Twenty Percent Threshold.  Genworth agrees that, during any fiscal year in which the members of the GE Group beneficially own, in the aggregate, (excluding for such purposes shares of Genworth Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Genworth Common Stock) more than twenty percent (20%) of the then outstanding Genworth Common Stock, or, notwithstanding such percentage, during any fiscal year in which any member of the GE Group is required, in accordance with GAAP, to account for its investment in Genworth on a consolidated basis or under the equity method of accounting:

(a)                                  Maintenance of Books and Records.  Genworth shall, and shall cause each of its consolidated Subsidiaries to, (i) make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Genworth and such Subsidiaries and (ii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (x) transactions are executed in accordance with management’s general or specific authorization, (y) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets and (z) access to assets is permitted only in accordance with management’s general or specific authorization.

(b)                                 Fiscal Year.  Genworth shall, and shall cause each of its consolidated subsidiaries to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year; provided that, if on the Closing Date any consolidated Subsidiary of Genworth has a fiscal year which ends on a date other than December 31, Genworth shall use its commercially reasonable efforts to cause such Subsidiary to change its fiscal year to one which ends on December 31 if such change is reasonably practicable.

(c)                                  Quarterly and Annual Reports Furnished to State Insurance Regulatory Authorities.  Promptly following the filing by Genworth or any Subsidiary of Genworth of quarterly or annual reports with any and all state insurance regulatory authorities in each jurisdiction in which such reports are required to be filed, Genworth shall deliver the final forms of such reports to GE.

(d)                                 Other Financial Information.  Genworth shall provide to GE upon request such other financial information and analyses of Genworth and its Subsidiaries that may be necessary for any member of the GE Group to (1) comply with applicable financial reporting requirements or its customary financial reporting practices or (2) respond in a timely manner to any reasonable requests for information regarding Genworth and its Subsidiaries received by GE from investors or financial analysts; provided, however, that neither GE nor any member of the GE Group shall disclose any material, non-public information of Genworth except pursuant to policies and procedures mutually agreed upon by GE and Genworth for the disclosure of such information and except as required by applicable Law.  In connection therewith, Genworth shall also permit GE, the GE Auditors and other Representatives of GE to discuss the affairs, finances and accounts of any member of the Genworth Group with the officers of Genworth and the Genworth Auditors, all at such times and as often as GE may reasonably request upon reasonable notice during normal business hours.

(e)                                  Public Information and SEC Reports.  Genworth and each of its Subsidiaries that files information with the SEC shall cooperate with GE in preparing reports, notices and proxy and information statements to be sent or made available by Genworth or such Subsidiaries to their security holders, all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Exchange Act by Genworth or such Subsidiaries and all registration statements and prospectuses to be filed by Genworth or such Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, “Genworth Public Documents”) and deliver to GE (to the attention of its Senior Securities Counsel), no later than the date the same are printed for distribution to its shareholders, sent to its shareholders or filed with the SEC, whichever is earliest, final copies of all Genworth Public Documents.  Genworth shall file its Quarterly Reports on Form 10-Q and its Annual Reports on Form 10-K with the SEC immediately (and in no event later than one hour) following GE’s filing of its quarterly and annual reports with the SEC for the corresponding period.  Genworth shall cooperate with GE in preparing all press releases and other statements to be made available by Genworth or any of its Subsidiaries to the public, including, without limitation, information concerning material developments in the business, properties, results of operations, financial condition or prospects of Genworth or any of its Subsidiaries.  GE shall have the right to review, reasonably in advance of public release or release to financial analysts or investors and in a manner consistent with the procedures and practices in effect prior to the Closing Date with respect to press releases issued by GEFA (1) all press releases and other statements to be made available by Genworth or any of its Subsidiaries to the public and (2) all reports and other information prepared by Genworth or any of its Subsidiaries for release to financial analysts or investors; provided, however, that neither GE nor any member of the GE Group shall disclose any material, non-public information of Genworth except pursuant to policies and procedures mutually agreed upon by GE and Genworth for the disclosure of such information and except as required by applicable Law;  provided, further, that at any time when members of the GE Group beneficially own, in the aggregate, (excluding for such purposes shares of Genworth Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Genworth Common Stock) fifty percent (50%) or less of the then outstanding Genworth Common Stock, GE shall only have the right to review such press releases, public statements, reports and other information in advance if necessary for any member of the GE Group to (1) comply with applicable financial reporting requirements or its customary financial reporting practices or (2) respond to any reasonable requests for information regarding Genworth and its Subsidiaries received by GE from investors or financial analysts.  No press release, report, registration, information or proxy statement, prospectus or other document which refers, or contains information with respect, to any member of the GE Group shall be filed with the SEC or otherwise made public or released to any financial analyst or investor by Genworth or any of its Subsidiaries without the prior written consent of GE with respect to those portions of such document that contain information with respect to any member of the GE Group except as may be required by Law (in such cases Genworth shall use its reasonable best efforts to notify the relevant member of the GE Group and to obtain such member’s consent before making such a filing with the SEC or otherwise making any such information public).

(f)                                    Meetings with Financial Analysts.  Genworth shall notify GE reasonably in advance of the date of all meetings to be held between Genworth and any financial analyst, and shall consult with GE as to the appropriate timing for all such meetings.  With respect to any such meeting to be held at a time when members of the GE Group beneficially own, in the aggregate, (excluding for such purposes shares of Genworth Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Genworth Common Stock) more than fifty percent (50%) of the then outstanding Genworth Common Stock, Genworth shall not schedule such meeting on any date to which GE objects.

(g)                                 Earnings Releases.  GE agrees that, unless required by Law or unless Genworth shall have consented thereto, no member of the GE Group will publicly release any quarterly, annual or other financial information of Genworth or any of its Subsidiaries (“Genworth Information”) delivered to GE pursuant to this Article IV prior to the time that GE publicly releases financial information of GE for the relevant period.  GE will consult with Genworth on the timing of their annual and quarterly earnings releases and GE and Genworth will give each other an opportunity to review the information therein relating to Genworth and its Subsidiaries and to comment thereon; provided that GE shall have the sole right to determine the timing of all such releases if GE and Genworth disagree.  Genworth shall publicly release its financial results for each annual and quarterly period immediately (and in no event later than one hour) following GE’s release of its financial results for the corresponding period.  If any member of the GE Group is required by Law to publicly release such Genworth Information prior to the public release of GE’s financial information, GE will give Genworth notice of such release of Genworth Information as soon as practicable but no later than two days prior to such release of Genworth Information.

4.6                                 GE Public Filings.  Genworth shall cooperate fully, and cause its accountants to cooperate fully, with GE to the extent reasonably requested by GE in the preparation of GE’s press releases, public earnings releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any amendments thereto and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by GE or any of its Subsidiaries with the SEC, any national securities exchange or otherwise made publicly available (collectively, “GE Public Filings”).  Genworth agrees to provide to GE all information that GE reasonably requests in connection with any such GE Public Filings or that, in the judgment of GE’s legal department, is required to be disclosed therein under any Law.  Genworth agrees to use reasonable best efforts to provide such  information in a timely manner to enable GE to prepare, print and release such GE Public Filings on such date as GE shall determine.  If and to the extent reasonably requested by GE, Genworth shall diligently and promptly review all drafts of such GE Public Filings and prepare in a diligent and timely fashion any portion of such GE Public Filing pertaining to Genworth or its Subsidiaries.  Prior to any printing or public release of any GE Public Filing, an appropriate executive officer of Genworth, shall, if requested by GE, continue the existing practice of certifying and representing that the information provided by Genworth relating to Genworth, in such GE Public Filing is accurate, true and correct in all material respects.  Unless required by Law, without the prior consent of GE, Genworth shall not publicly release any financial or other information which conflicts with the information with respect to Genworth, any Affiliate of Genworth or the Genworth Group that is provided by Genworth for any GE Public Filing.

4.7                                 GE Annual Statements.  In connection with any GE Group member’s preparation of its audited annual financial statements and its Annual Reports to Shareholders (collectively the “GE Annual Statements”), during any fiscal year in which the members of the GE Group own, in the aggregate, (excluding for such purposes shares of Genworth Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Genworth Common Stock) more than twenty percent (20%) of the then outstanding Genworth Common Stock, (or such lesser percentage during any fiscal year that any member of the GE Group is required, in accordance with GAAP, to account for its investment in Genworth on a consolidated basis or under the equity method of accounting), Genworth agrees as follows:

(a)                                  Coordination of Auditors’ Opinions.  Genworth will use its commercially reasonable efforts to enable its independent certified public accountants (the “Genworth Auditors”) to complete their audit such that they will date their opinion on Genworth’s audited annual financial statements on the same date that GE independent certified public accountants (the “GE Auditors”) date their opinion on the GE Annual Statements, and to enable GE to meet its timetable for the printing, filing and public dissemination of the GE Annual Statements.

(b)                                 Cooperation.  Genworth will provide to GE on a timely basis all information that GE or any of its Subsidiaries reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of any GE Public Filing.  Without limiting the generality of the foregoing, Genworth will provide all required financial information with respect to it and its consolidated Subsidiaries to the GE Auditors and management in a sufficient and reasonable time and in sufficient detail to permit such auditors to take all steps and perform all review necessary to provide sufficient assistance to such auditors with respect to information to be included or contained in the GE Public Filings.

(c)                                  Access to Personnel and Working Papers.  Genworth will request the Genworth Auditors to make available to the GE Auditors both the personnel who performed or are performing the annual audit of Genworth and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of Genworth, in all cases within a reasonable time after the Genworth Auditors’ opinion date, so that the GE Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Genworth Auditors as it relates to the GE Auditors’ report on the GE Annual Statements, all within sufficient time to enable GE to meet its timetable for the printing, filing and public dissemination of the GE Annual Statements.

4.8                                 Fifty Percent Threshold.  Genworth agrees that during any period in which the members of the GE Group beneficially own, in the aggregate (excluding for such purposes shares of Genworth Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Genworth Common Stock) more than fifty percent (50%) of the then outstanding Genworth Common Stock (or in which, notwithstanding such percentage, any member of the GE Group is required, in accordance with GAAP, to consolidate Genworth’s financial statements with its financial statements):

(a)                                  Internal Auditors.  Genworth shall provide GE, the GE Auditors or other Representatives of GE reasonable access upon reasonable notice during normal business hours to Genworth’s and its Subsidiaries’ books and records so that GE may conduct reasonable audits relating to the financial statements provided by Genworth pursuant to this Article IV, as well as to the internal accounting controls and operations of Genworth and its Subsidiaries; provided, however, that any such audits will be conducted in the same manner and using the same procedures as conducted on the date hereof for audits of GEFA including, but not limited to, reporting audit findings to management of the business or unit subject to the audit.

(b)                                 Accounting Estimates and Principles.  Genworth will give GE reasonable notice of any proposed material change in accounting estimates or material changes in accounting principles from those in effect with respect to GEFA, its Subsidiaries and the GE Affiliates that comprise the Genworth Group immediately prior to the Closing Date, and will give GE notice immediately following adoption of any such changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.  In connection therewith, Genworth will consult with GE and, if requested by GE, Genworth will consult with the GE Auditors with respect thereto.  As to material changes in accounting principles that could affect GE, Genworth will not make any such changes without GE’s prior written consent, excluding changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board, if such a change would be sufficiently material to be required to be disclosed in Genworth’s financial statements as filed with the SEC or otherwise publicly disclosed therein.  If GE so requests, Genworth will be required to obtain the concurrence of the Genworth Auditors as to such material change prior to its implementation.  GE will use its reasonable best efforts to promptly respond to any request by Genworth to make a change in accounting principles and, in any event, in sufficient time to enable Genworth to comply with its obligations under Section 4.1.

(c)                                  Management Certification.  Genworth’s chief executive officer and Genworth’s chief financial or accounting officer shall submit quarterly representations substantially in the form furnished to GE by GEI prior to the Closing Date (with such changes thereto prescribed by GE consistent with representations furnished to GE by other Subsidiaries of GE or as otherwise required by changes to applicable Law or stock exchange requirements) attesting to the accuracy and completeness of the financial and accounting records referred to therein in all material respects.

(d)                                 Monthly  and Other Financial Information.  As soon as practicable, and within        days after the end of each month, Genworth shall furnish to GE the intercompany information in the form and detail set forth in Schedule 4.8 and furnished by GEFA to GE prior to the Closing Date.  With reasonable promptness, Genworth shall deliver to GE such additional financial and other information and data with respect to Genworth and its Subsidiaries and their business, properties, financial position, results of operations and prospects as from time to time may be reasonably requested by GE.

(e)                                  Operating Review Process.  Genworth shall conduct its own strategic and operational review process on the same schedule on which GE conducts its strategic and operational review process.  GE acknowledges that, as a supplement to the information furnished by Genworth to GE pursuant to Section 4.3, GE shall conduct its  strategic and operational reviews of Genworth through participation in meetings or other activities of the Genworth board of directors by the members of Genworth’s board of directors that are elected by GE.  To facilitate GE’s participation in the process in this manner, Genworth shall hold all of its regularly scheduled board meetings at which its strategic and operational reviews are discussed within a time frame consistent with GE’s strategic and operational review process.  GE shall make a good faith attempt to conduct all other reviews of Genworth’s operations, affairs, finances or results (other than those required to comply with applicable financial reporting requirements or its customary financial reporting practices) through participation in meetings or other activities of the Genworth board of directors by the members of Genworth’s board of directors that are elected by GE.  In connection with strategic, operational or other reviews, relevant GE personnel other than the members of Genworth’s board of directors elected by GE may participate at GE’s invitation.  GE will notify Genworth in advance of any such additional attendees.

4.9                                 Accountants’ Reports.  Promptly, but in no event later than five Business Days following the receipt thereof, Genworth shall deliver to GE copies of all reports submitted to Genworth or any of its Subsidiaries by their independent certified public accountants, including, without limitation, each report submitted to Genworth or any of its subsidiaries concerning its accounting practices and systems and any comment letter submitted to management in connection with their annual audit and all responses by management to such reports and letters.

4.10                           Agreement for Exchange of Information; Archives.

(a)                                  Each of GE and Genworth, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Closing Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any Transaction Document; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)                                 After the Closing Date, Genworth shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Genworth Business that are located in archives retained or maintained by any member of the GE Group.  Genworth may obtain copies (but not originals unless it is a Genworth Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that Genworth shall cause any such objects to be returned promptly in the same condition in which they were delivered to Genworth and Genworth shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to GE.  Genworth shall pay the applicable fee or rate per hour for archives research services (subject to increase from time to time to reflect rates then in effect for GE generally).  Nothing herein shall be deemed to restrict the access of any member of the GE Group to any such documents or objects or to impose any liability on any member of the GE Group if any such documents or objects are not maintained or preserved by GE.

(c)                                  After the Closing Date, GE shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the businesses of any member of the GE Group that are located in archives retained or maintained by any member of the Genworth Group.  GE may obtain copies (but not originals unless it is not a Genworth Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that GE shall cause any such objects to be returned promptly in the same condition in which they were delivered to GE and GE shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Genworth.  GE shall pay the applicable fee or rate per hour for archives research services (subject to increase from time to time to reflect rates then in effect for Genworth generally).  Nothing herein shall be deemed to restrict the access of any member of the Genworth Group to any such documents or objects or to impose any liability on any member of the Genworth Group if any such documents or objects are not maintained or preserved by Genworth.

4.11                           Ownership of Information.  Any Information owned by one Group that is provided to a requesting party pursuant to Section 4.10 shall be deemed to remain the property of the providing party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

4.12                           Compensation for Providing Information.  The party requesting Information agrees to reimburse the other party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party.  Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.

4.13                           Record Retention.  To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement after the Closing Date, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies of GE as in effect on the Closing Date or such other policies as may be reasonably adopted by the appropriate party after the Closing Date.  No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the fifth anniversary of the date hereof without first using its reasonable efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or employee benefits, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided further, however, no party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

4.14                           Liability.  No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 4.13.

4.15                           Other Agreements Providing for Exchange of Information.

(a)                                  The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Transaction Document.

(b)                                 When any Information provided by one Group to the other (other than Information provided pursuant to Section 4.13) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable Law, the receiving party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

4.16                           Production of Witnesses; Records; Cooperation.

(a)                                  After the Closing Date, except in the case of an adversarial Action by one party against another party, each party hereto shall use its reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or IP Application in which the requesting party may from time to time be involved, regardless of whether such Action or IP Application is a matter with respect to which indemnification may be sought hereunder.  The requesting party shall bear all costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other parties shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)                                  Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)                                 Without limiting any provision of this Section, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim except as required by Law.

(e)                                  The obligation of the parties to provide witnesses pursuant to this Section 4.16 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 4.16(a)).

(f)                                    In connection with any matter contemplated by this Section 4.16, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

4.17                           Privilege.  The provision of any information pursuant to this Article IV shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privileges (a “Privilege”).  Following the Closing Date, neither Genworth or its Subsidiaries nor GE or its Subsidiaries will be required to provide any information pursuant to this Article IV if the provision of such information would serve as a waiver of any Privilege afforded such information.

ARTICLE V

RELEASE; INDEMNIFICATION

5.1                                 Release of Pre-Closing Claims.

(a)                                  Except as provided in (i) Section 5.1(c), (ii) any exceptions to the indemnification provisions of Sections 5.2, 5.3 and 5.4, and (iii) any Transaction Document, effective as of the Closing Date, Genworth does hereby, for itself and each other member of the Genworth Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Closing Date have been directors, officers, agents or employees of any member of the Genworth Group (in each case, in their respective capacities as such), remise, release and forever discharge GE and the other members of the GE Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the GE Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation, the Initial Public Offering and any of the other transactions contemplated hereunder and under the Transaction Documents.

(b)                                 Except as provided in (i) Section 5.1(c), (ii) any exceptions to the indemnification provisions of Sections 5.2, 5.3 and 5.4, and (iii) any Transaction Document, effective as of the Closing Date, GE does hereby, for itself and each other member of the GE Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the GE Group (in each case, in their respective capacities as such), remise, release and forever discharge Genworth, the respective members of the Genworth Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the Genworth Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation, the Initial Public Offering and any of the other transactions contemplated hereunder and under the Transaction Documents.

(c)                                  Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair any right of any Person to enforce this Agreement, any Transaction Document or any agreements, arrangements, commitments or understandings that are specified in Section 2.4(b) or the applicable Schedules thereto not to terminate as of the Closing Date, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:

(i)                                     any Liability provided in or resulting from any agreement among any members of the GE Group or the Genworth Group that is specified in Section 2.4(b) or the applicable Schedules thereto not to terminate as of the Closing Date, or any other Liability specified in such Section 2.4(b) not to terminate as of the Closing Date;

(ii)                                  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Transaction Document;

(iii)                               any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Closing Date;

(iv)                              any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group; or

(v)                                 any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Transaction Documents.

In addition, nothing contained in Section 5.1(a) shall release GE from indemnifying any director, officer or employee of Genworth who was a director, officer or employee of GE or any of its Affiliates on or prior to the Closing Date, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

(d)                                 Genworth shall not make, and shall not permit any member of the Genworth Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against GE or any member of the GE Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).  GE shall not, and shall not permit any member of the GE Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Genworth or any member of the Genworth Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e)                                  It is the intent of each of GE and Genworth, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, between or among Genworth or any member of the Genworth Group, on the one hand, and GE or any member of the GE Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Closing Date), except as expressly set forth in Section 5.1(c).  At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

5.2                                 General Indemnification by Genworth.  Except as provided in Section 5.5, Genworth shall, and shall cause the other members of the Genworth Group to, indemnify defend and hold harmless on an After-Tax Basis each member of the GE Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “GE Indemnified Parties”), from and against any and all Liabilities of the GE Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                  the failure of Genworth or any other member of the Genworth Group or any other Person to pay, perform or otherwise promptly discharge any Genworth Liabilities or Genworth Contract in accordance with its respective terms, whether prior to or after the Closing Date;

(b)                                 any Genworth Liability or any Genworth Contract;

(c)                                  the GE Guarantees;

(d)                                 any breach by any member of the Genworth Group of this Agreement or any of the Transaction Documents (other than the Transaction Documents set forth on Schedule 5.2(d)) or any action by Genworth in contravention of its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws; and

(e)                                  any untrue statement or alleged untrue statement of a material fact contained in any GE Public Filing or any other document filed with the SEC by any member of the GE Group pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any of the GE Indemnified Parties by any member of the Genworth Group or incorporated by reference by any GE Indemnified Party from any filings made by any member of the Genworth Group with the SEC pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Closing Date.

5.3                                 General Indemnification by GE.  Except as provided in Section 5.5, GE shall indemnify, defend and hold harmless on an After-Tax Basis each member of the Genworth Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Genworth Indemnified Parties”), from and against any and all Liabilities of the Genworth Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                  the failure of any member of the GE Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the GE Group other than the Genworth Liabilities, whether prior to or after the Closing Date or the date hereof;

(b)                                 any Excluded Liability or any Liability of a member of the GE Group other than the Genworth Liabilities;

(c)                                  any breach by any member of the GE Group of this Agreement or any of the Transaction Documents (other than the Transaction Documents set forth on Schedule 5.3(c)); and

(d)                                 any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any member of the Genworth Group pursuant to the Securities Act or the Exchange Act other than the Registration Statements, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any member of the Genworth Indemnified Parties by any member of the GE Group or incorporated by reference by any Genworth Indemnified Party from any GE Public Filings or any other document filed with the SEC by any member of the GE Group pursuant to the Securities Act or the Exchange Act.

5.4                                 Registration Statement Indemnification.

(a)                                  Genworth agrees to indemnify and hold harmless on an After-Tax Basis the GE Indemnified Parties and each Person, if any, who controls any member of the GE Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Registration Indemnified Parties”) from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Liabilities arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with (i) information relating to a Registration Indemnified Party set forth on pages            and under the heading “Description of Selling Stockholders” of the IPO Registration Statement, on pages            and under the heading “Description of Selling Securityholders” of the Equity Units Registration Statement, or on pages            and under the heading “Description of Selling Securityholders” of the Series A Preferred Stock Registration Statement (ii) financial information, if any, provided by a Registration Indemnified Party in writing to Genworth expressly for use in the Registration Statement or Prospectus and (iii) information relating to any underwriter furnished in writing to Genworth by or on behalf of such underwriter expressly for use in the Registration Statement or Prospectus.

(b)                                 Each Registration Indemnified Party agrees, severally and not jointly, to indemnify and hold harmless on an After-Tax Basis Genworth and its Subsidiaries and any of their respective directors or officers who sign any Registration Statement, and any person who controls Genworth within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from Genworth to each Registration Indemnified Party, but only with respect to (i) information relating to such Registration Indemnified Party set forth on pages            and under the heading “Description of Selling Stockholders” of the IPO Registration Statement, on pages            and under the heading “Description of Selling Securityholders” of the Equity Units Registration Statement, or on pages            and under the heading “Description of Selling Securityholders” of the Series A Preferred Stock Registration Statement and (ii) financial information, if any, provided by such Registration Indemnified Party in writing to Genworth expressly for use in the Registration Statement or Prospectus.  For purposes of this Section 5.4(b), any information relating to any underwriter that is contained in a Registration Statement or Prospectus shall not be deemed to be information relating to a Registration Indemnified Party.  If any Action shall be brought against Genworth or its Subsidiaries, any of their respective directors or officers, or any such controlling person based on any Registration Statement or Prospectus and in respect of which indemnity may be sought against a Registration Indemnified Party pursuant to this paragraph (b), such Registration Indemnified Party shall have the rights and duties given to Genworth by Section 5.5 hereof (except that if Genworth shall have assumed the defense thereof, such Registration Indemnified Party shall not be required to, but may, employ separate counsel therein and participate in the defense thereof, but the fees and expenses of such counsel shall be at such Registration Indemnified Party’s expense), and Genworth, its directors or officers, and any such controlling person shall have the rights and duties given to such Registration Indemnified Party by Section 5.5 hereof.

5.5                                 Contribution.

(a)                                  If the indemnification provided for in this Article V is unavailable to, or insufficient to hold harmless on an After-Tax Basis, an indemnified party under Section 5.2(e), Section 5.3(d) or Section 5.4 hereof in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in Liabilities as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  For the purposes of this Section 5.5(a),  the information relating to the Registration Indemnified Party set forth on pages            and under the heading “Description of Selling Stockholders” of the IPO Registration Statement, on pages      and under the heading “Description of Selling Securityholders” of the Equity Units Registration Statement, or on pages            and under the heading “Description of Selling Securityholders” of the Series A Preferred Stock Registration Statement shall be the only “information supplied by” such Registration Indemnified Parties.

(b)                                 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.5 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (a) above. The amount paid or payable by an indemnified party as a result of the Liabilities referred to in paragraph (a) above, shall be deemed to include, subject to the limitations set forth above any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating any claim or defending any Action.  Notwithstanding the provisions of this Section 5.5, a Registration Indemnified Party shall not be required to contribute any amount in excess of the amount by which the proceeds to such Registration Indemnified Party exceeds the amount of any damages which such Registration Indemnified Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.6                                 Indemnification Obligations Net of Insurance Proceeds and Other Amounts, On an After-Tax Basis.

(a)                                  Any Liability subject to indemnification or contribution pursuant to this Article V will be net of Insurance Proceeds that actually reduce the amount of the

Liability and will be determined on an After-Tax Basis.  Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability.  If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.  The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party (which shall not include any captive insurance subsidiary) Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article V; provided that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c)                                  The term “After-Tax Basis” as used in this Article V means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Liabilities, the amount of such Liabilities will be determined net of any reduction in Tax derived by the indemnified party as the result of sustaining or paying such Liabilities, and the amount of such indemnification payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax liabilities incurred by the indemnified party as a result of its receipt of, or right to receive, such indemnification payment (as so increased), so that the indemnified party is put in the same net after-Tax economic position as if it had not incurred such Liabilities, in each case without taking into account any impact on the tax basis that an indemnified party has in its assets.

5.7                                 Procedures for Indemnification of Third Party Claims.

(a)                                  If an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the GE Group or the Genworth Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 5.2, Section 5.3 or Section 5.4, or any other Section of this Agreement or any Transaction Document, such Indemnified Party shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim.  Any such notice shall describe the Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 5.7(a) shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)                                 An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim.  Within 30 days after the receipt of notice from an Indemnified Party in accordance with Section 5.7(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions.  After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party except as set forth in the next sentence.  If the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnified Parties shall be borne by the Indemnifying Party, but the Indemnifying Party shall be entitled to reimbursement by the Indemnified Party for payment of any such fees and expenses to the extent that it establishes that such reservations and exceptions were proper.

(c)                                  If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 5.7(b), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

(d)                                 Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.  No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party without the consent of the Indemnified Party if (i) the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against such Indemnified Party and (ii) such settlement does not include an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim.

(e)                                  The provisions of this Section 5.7 shall not apply to Taxes (which are covered by the Tax Matters Agreement).

5.8                                 Additional Matters.

(a)                                  Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made on an After-Tax Basis and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party; (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b)                                 Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party.  Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Transaction Documents without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)                                  If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d)                                 In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

(e)                                  The provisions of this Section 5.8 shall not apply to Taxes and related matters covered under Section 16 of the Tax Matters Agreement.

5.9                                 Remedies Cumulative; Limitations of Liability.  The rights provided in this Article V shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.  Notwithstanding the foregoing, neither Genworth or its Affiliates, on the one hand, nor any GE Party, on the other hand, shall be liable to the other for any special, indirect, incidental, punitive or consequential damages (provided that any such liability with respect to a Third Party Claim shall be considered direct damages) of the other arising in connection with the Transactions.

5.10                           Survival of Indemnities.  The rights and obligations of each of GE and Genworth and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE VI

OTHER AGREEMENTS

6.1                                 Further Assurances.

(a)                                  In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.

(b)                                 Without limiting the foregoing, prior to, on and after the Closing Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Closing Date, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the Transaction Documents and the transfers of the Genworth Assets and the assignment and assumption of the Genworth  Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such party under this Agreement or any of the Transaction Documents, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)                                  On or prior to the Closing Date, GE and Genworth in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by GE, Genworth or any other Subsidiary of GE or Genworth, as the case may be, to effectuate the transactions contemplated by this Agreement.  On or prior to the Closing Date, GEFAHI and Genworth shall take all actions as may be necessary to approve the stock-based employee benefit plans of Genworth in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of The New York Stock Exchange.

6.2                                 Confidentiality.

(a)                                  From and after the Closing, subject to Section 6.2(c) and except as contemplated by this Agreement or any Transaction Document, the GE Parties shall not, and shall cause their respective Affiliates and their respective officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the GE Group or use or otherwise exploit for its own benefit or for the benefit of any third party, any Genworth Confidential Information.  If any disclosures are made in connection with providing services to any member of the GE Group under this Agreement or any Transaction Document, then the Genworth Confidential Information so disclosed shall be used only as required to perform the services.  The GE Parties shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Genworth Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 6.2, any Information, material or documents relating to the Genworth Business currently or formerly conducted, or proposed to be conducted, by any member of the Genworth Group furnished to or in possession of the GE Parties, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the GE Parties or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as  “Genworth Confidential Information.”  “Genworth Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any of the GE Parties not otherwise permissible hereunder, (ii) such GE Party can demonstrate was or became available to such GE Party from a source other than Genworth or its Affiliates or (iii) is developed independently by such GE Party without reference to the Genworth

Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by the GE Parties to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Genworth or any member of the Genworth Group with respect to such information.

(b)                                 From and after the Closing, subject to Section 6.2(c) and except as contemplated by this Agreement or any Transaction Document, Genworth shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to Genworth or any member of the Genworth Group or use or otherwise exploit for its own benefit or for the benefit of any third party, any GE Confidential Information.  If any disclosures are made in connection with providing services to any member of the Genworth Group under this Agreement or any Transaction Document, then the GE Confidential Information so disclosed shall be used only as required to perform the services.  The Genworth Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the GE Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 6.2, any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by GE or any of its Affiliates (other than any member of the Genworth Group) furnished to or in possession of any member of the Genworth Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Genworth, any member of the Genworth Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as  “GE Confidential Information.”  “GE Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Genworth Group not otherwise permissible hereunder, (ii) Genworth can demonstrate was or became available to Genworth from a source other than the GE Parties and their respective Affiliates or (iii) is developed independently by such member of the Genworth Group without reference to the GE Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Genworth to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any of the GE Parties or their respective Affiliates with respect to such information.

(c)                                  If any of the GE Parties or their respective Affiliates, on the one hand, or Genworth or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Genworth Confidential Information or GE Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article IV of this Agreement), as applicable, the entity or person receiving such request or demand shall use all reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order.  The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient.  Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Genworth Confidential Information or GE Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

6.3                                 Insurance Matters.

(a)                                  Schedule 6.3 sets forth the Insurance Policies under which members of the Genworth Group will continue to have coverage until the Trigger Date, and the amounts payable by Genworth to GE under each such Insurance Policy from and after the Closing Date.  Members of the Genworth Group will pay retrospective premium adjustments under each such Insurance Policy based on their loss experience under the Insurance Policy and in accordance with the pricing methodologies set forth on Schedule 6.3.  Except as otherwise set forth on Schedule 6.3, the members of the Genworth Group will have coverage under all Insurance Policies with respect to periods prior to the Trigger Date in accordance with the terms of each such Insurance Policy.  GE and Genworth agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the Closing Date through the Trigger Date, and for the treatment of any Insurance Policies that will remain in effect following the Trigger Date on a mutually agreeable basis.  Genworth may cancel coverage under any Insurance Policy by written notice to GE at least [        ] days prior to such cancellation.  In no event shall GE, any other member of the GE Group or any GE Indemnified Party have liability or obligation whatsoever to any member of the Genworth Group if any Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect or for any reason shall be unavailable or inadequate to cover any Liability of any member of the Genworth Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.  GE shall provide notice to Genworth promptly upon its becoming aware that any Insurance Policy has been terminated or is otherwise no longer in effect or is reasonably likely to be terminated or otherwise cease to be in effect.

(b)                                 (i)                                     Except as otherwise provided in any Transaction Document, the parties intend by this Agreement that Genworth and each other member of the Genworth Group be successors-in-interest to all rights that any member of the Genworth Group may have as of the Closing Date as a subsidiary, affiliate, division or department of GE prior to the Closing Date under any policy of insurance issued to GE by any insurance carrier or under any agreements related to such policies executed and delivered prior to the Closing Date, including any rights such member of the Genworth Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Closing Date. At the request of Genworth, GE shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however that GE shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.

(ii)                                  Except as otherwise contemplated by any Transaction Document, after the Closing Date, none of GE or Genworth or any member of their respective Groups shall, without the consent of the other, provide any such insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder; provided, however that the foregoing shall not (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability, or (C) require any member of any Group to renew, extend or continue any policy in force. Each of Genworth and GE will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

(c)                                  This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the GE Group in respect of any Insurance Policy or any other contract or policy of insurance.

(d)                                 Genworth does hereby, for itself and each other member of the Genworth Group, agree that no member of the GE Group or any GE Indemnified Party shall have any Liability whatsoever to Genworth or any other member of the Genworth Group as a result of the insurance policies and practices of GE and its Affiliates as in effect at any time prior to the Closing Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(e)                                  Nothing in this Agreement shall be deemed to restrict any member of the Genworth Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period; provided that Genworth shall give GE prompt written notice of any such insurance policy acquired prior to the Trigger Date.

6.4                                 Allocation of Costs and Expenses.  GE shall pay (or, to the extent incurred by and paid for by any member of the Genworth Group, will promptly reimburse such party for any and all amounts so paid) for all out-of-pocket fees, costs and expenses incurred by Genworth or any member of the GE Group prior to the consummation of the Initial Public Offering in connection with the Transactions, including (a) the preparation and negotiation of this Agreement, each Transaction Document (unless otherwise expressly provided therein) and all other documentation related to the Transactions and all related transactions, including any financing transactions entered into by Genworth or any of its Subsidiaries, (b) the preparation and execution or filing of any and all other documents, agreements, forms, applications, contracts or consents associated with the

Transactions and all related transactions, (c) the preparation and filing of Genworth’s and its Subsidiaries’ organizational documents, (d) the preparation, printing and filing of any Registration Statement, including all fees and expenses of complying with applicable federal, state or foreign securities Laws and domestic or foreign securities exchange rules and regulations, together with fees and expenses of counsel retained to effect such compliance, (e) the preparation, printing and distribution of each Prospectus, (f) the private letter ruling from the Internal Revenue Service sought in connection with the Transactions, (g) the initial listing of the Genworth Common Stock on The New York Stock Exchange and (h) the preparation (including, but not limited to, the printing of documents) and implementation of Genworth’s or its Subsidiaries’ employee benefit plans, retirement plans and equity-based plans.

6.5                                 Covenants Against Taking Certain Actions Affecting GE.

(a)                                  Genworth hereby covenants and agrees that it shall not, without the prior written consent of GE (which it may withhold in its sole and absolute discretion) take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of GE or any of its Affiliates to freely sell, transfer, assign, pledge or otherwise dispose of shares of Genworth Common Stock.  Without limiting the generality of the foregoing, Genworth shall not, without the prior written consent of GE (which it may withhold in its sole and absolute discretion), take any action, or recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, GE as a Genworth stockholder in a manner not applicable to Genworth stockholders generally.

(b)                                 Prior to the Trigger Date, to the extent that any member of the GE Group is a party to any contract or agreement with a third party (i) that provides that certain actions of GE’s Subsidiaries may result in GE being in breach of or in default under such agreement and GE has advised Genworth, or Genworth is otherwise aware, of the existence of, such contract or agreement (or the relevant portions thereof), (ii) to which any member of the Genworth Group is a party or (iii) under which any member of the Genworth Group has performed any obligations on or before the date hereof, Genworth shall not take, and shall cause each other member of the Genworth Group not to take, any actions that reasonably could result in any member of the GE Group being in breach of or in default under any such contract or agreement; provided, that, except as set forth in any Transaction Document or otherwise agreed to in writing by any member of the Genworth Group, the foregoing shall not obligate any member of the Genworth Group to satisfy any volume assumptions or targets in any such contracts or agreements that are not specifically applicable to such member of the Genworth Group in such contracts or agreements.  As of the date hereof, the contracts and agreements described in clause (i) above are set forth or generally described on Schedule 6.5(b). Genworth hereby acknowledges and agrees that GE has made available to Genworth copies of each contract or agreement (or the relevant portion thereof) described on Schedule 6.5(b). The parties acknowledge and agree that, after the date hereof, GE may in good faith (and not solely with the intention of imposing restrictions on Genworth pursuant to this covenant) amend the referenced agreements or enter into additional contracts or agreements that provide that certain actions of any member of the Genworth Group may result in GE being in breach of or in default under such agreements; provided that GE shall use reasonable efforts to notify and consult with Genworth prior to entering into any such amendments or additional contracts or agreements to the extent that compliance therewith (i) could reasonably be expected to have a material adverse effect on any member of the Genworth Group or (ii) would discriminate in an adverse way in the treatment of members of the Genworth Group as compared with GE and its other Affiliates, and shall make available to Genworth copies of such amendments or additional contracts or agreements.  In such event, Schedule 6.5(b) shall be deemed to be automatically amended to reflect the addition of any other contracts or agreements (or relevant portions thereof) of which GE advises Genworth after the date hereof in accordance with this Section 6.5(b).

(c)                                  Genworth shall not, without GE’s prior written consent, enter into any agreement or arrangement that, directly or indirectly, binds or purports to bind any member of the GE Group.

6.6                                 No Violations.

(a)                                  Genworth covenants and agrees that it shall not, and shall cause its Subsidiaries not to, take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the GE Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of any member of the GE Group; (iii) any credit agreement or other material instrument binding upon any member of the GE Group in effect as of the Closing Date; or (iv) any judgment, order or decree of any Governmental Authority having jurisdiction over any member of the GE Group or any of its respective assets.

(b)                                 GE covenants and agrees that it shall not, and shall cause its Subsidiaries not to take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the Genworth Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of Genworth; (iii) any credit agreement or other material instrument binding upon Genworth in effect as of the Closing Date; (iv) the Bridge Loan and the Genworth Senior Notes; or (v) any judgment, order or decree of any Governmental Authority having jurisdiction over Genworth or any of its Assets.

(c)                                  Genworth and GE agree to provide to the other any information and documentation reasonably requested by the other for the purpose of evaluating and ensuring compliance with Sections 6.6(a) and Section 6.6(b) hereof.

(d)                                 Notwithstanding Section 6.6(b), nothing in this Agreement is intended to limit or restrict in any way GE’s or its Affiliates’ rights as shareholders of Genworth.

6.7                                 Registration Statements.  To the extent necessary to enable the unrestricted transfer of the applicable shares of Genworth Common Stock, upon consummation of the Initial Public Offering, Genworth shall file and cause to remain effective a registration statement with the SEC to register Genworth Common Stock that may be acquired by employees of any member of the Genworth Group as contemplated by GE’s or its Subsidiaries’ employee stock or option plans.

6.8                                 Charter Provision.  Genworth shall, and shall cause each of its Subsidiaries to, take any and all actions necessary to ensure continued compliance by Genworth and its Subsidiaries with the provisions of its certificate or articles of incorporation and by-laws.  Genworth shall notify GE in writing promptly after becoming aware of any act or activity taken or proposed to be taken by Genworth or any of its Subsidiaries which resulted or would result in non-compliance with any such charter provisions and so long as GE owns any shares of Class B Common Stock Genworth shall take or refrain from taking all such actions as GE shall in its sole discretion determine necessary or desirable to prevent or remedy any such non-compliance.

6.9                                 Litigation and Settlement Cooperation.  Prior to the Trigger Date, GE will use its commercially reasonable efforts to include Genworth and its Subsidiaries in the settlement of any Third Party Claim which jointly involves a member of the GE Group and a member of the Genworth Group; provided, however, that Genworth shall be responsible for its share of any such settlement obligation and any incremental cost (as reasonably determined by GE) to GE of including Genworth in such settlement; provided, further, that Genworth shall be permitted in good faith to opt out of any settlement if Genworth agrees to be responsible for defending its share of such Third Party Claim.  The parties agree to cooperate in the defense and settlement of any such Third Party Claim which primarily relates to matters, actions, events or occurrences taking place prior to the Trigger Date.  In addition, both Genworth and GE will use their commercially reasonable efforts to make the necessary filings to permit each party to defend its own interests in any such Third Party Claim as of the Trigger Date, or as soon as practicable thereafter.

6.10                           Continuation of Certain Arrangements.  GE and Genworth will each use commercially reasonably efforts to continue or cause to be continued the arrangements described in Schedule 6.10.

6.11                           Future Intercompany Transactions.  All proposed intercompany transactions between Genworth and GE after the Closing Date, including any material amendments to the Transaction Documents, and any consent or approval proposed to be granted by Genworth for GE’s benefit, in each case that would ordinarily be submitted for approval by the board of directors of Genworth will be subject to the approval of a majority of the independent directors (as defined under the applicable rules of any securities exchange on which shares of Genworth Common Stock are listed) of the board of directors of Genworth.

6.12                           Use of Restricted Marks; Certain Commercial Arrangements.

(a)                                  Except as otherwise set forth below, during the period commencing on the Closing Date and ending on the first to occur of (x) the fifth anniversary of the Closing Date, (y) the termination of the right to use the Licensed Marks with respect to products and services under the Transitional Trademark Agreement, and (z) solely with respect to a specific type of product or service in a particular jurisdiction (including the use of the Licensed Marks in connection with products and services offered and jurisdictions entered after the Closing Date in accordance with the Transitional Trademark Agreement), the first date that Genworth ceases to use the Licensed Marks for a period of at least 180 days with respect to such type of product or service in such jurisdiction, GE will not, and will cause its Affiliates not to, use the Restricted Marks in connection with (i) the underwriting, marketing, endorsing, issuing, or administering (other than in connection with a reinsurance relationship) on a primary basis of life insurance, long-term care insurance, annuities (other than in conjunction with the offering of a GE or GE Affiliate-managed mutual fund investment offering underlying such annuities), and work site benefits insurance (for the avoidance of doubt, excluding employer stop loss, workers compensation, and excess workers compensation insurance underwritten or issued by any GE Affiliate on a direct basis as of the date hereof, provided that in connection therewith, the Restricted Marks are used in a substantially similar manner as used as of the date hereof) in the United States or of auto insurance products in the Republic of Mexico or (ii) the underwriting or issuing of mortgage insurance products or similar products providing credit default protection on residential mortgages anywhere in the world.  In connection with clause (z) above, Genworth shall notify GE as promptly as practicable in connection with any cessation of use of the Restricted Marks as set forth above.

(b)                                 Notwithstanding the foregoing, and without implicitly agreeing that any of the following activities would be prohibited by the restrictions set forth in paragraph (a) above, GE and its Affiliates shall not be prohibited from (i) using the Restricted Marks in any way in connection with (A) any business in which GE or any of its Affiliates (which, for purposes of this clause, shall not include Genworth and its Subsidiaries) is engaged as of the Closing or (B) the activities set forth on Schedule 6.12(b)(i)(B); (ii) using the Restricted Marks in the underwriting, marketing, endorsing, issuing, renewing, amending, and administering of any and all types of reinsurance and retrocession whether or not so used by GE or any of its Affiliates as of the Closing, including without limitation, reinsurance and retrocession of the types of business that, if underwritten or marketed on a primary basis by GE or its Affiliates using the Restricted Marks would violate the restrictions set forth in paragraph (a) above, provided that in connection with such reinsurance or retrocession, GE and its Affiliates will not use the Restricted Marks in marketing activities primarily directed to consumers; or (iii) making references to any Affiliate of GE as an Affiliate of GE or any of GE’s Affiliates (including, without limitation, for the purposes of evidencing credit rating or other support); or (iv) making such disclosures as may be required by applicable Law.

(c)                                  GE and Genworth agree that the underwriting, marketing, or issuing of payment protection products (as defined in the Framework Agreement) by GE’s Consumer Finance Division in Europe shall be governed by the Framework

Agreement.  GE agrees that to the extent GE or any other controlled Affiliate of GE desires to offer payment protection products in the jurisdictions covered by the Framework Agreement in conjunction with a consumer financing arrangement where GE or a GE Affiliate acts as the provider of finance, GE shall, or shall cause such controlled Affiliate, to enter into an arrangement substantially similar to, and for the period covered by, the Framework Agreement.

(d)                                 GE agrees that if it or any of its controlled Affiliates decides to purchase mortgage insurance or any similar products in respect of any residential first mortgage loans or any such loans as it may purchase from third parties, it will so advise Genworth and, if the contemplated transactions would be in a market where Genworth is authorized to conduct such business, or can become so authorized within a three month period, seek a proposal for such coverage from Genworth no later than when it seeks such proposals or offers from any other sources.  This obligation shall not apply in a market where GE or such controlled Affiliate has an existing relationship with a third party provider where it decides to purchase additional cover in respect of residential first mortgage loans from that provider in that market.  GE and its controlled Affiliates will retain the right, in their sole discretion, to accept or reject Genworth’s proposals or terms.

(e)                                  The parties agree that it is not their intention to violate any law.  The parties intend that the provisions of this Section 6.12 be enforced to the fullest extent permissible under the laws applicable in each jurisdiction in which enforcement is sought.  If any provision of this Section 6.12 is found by a court or arbitrator to be unenforceable, the parties authorize the court or arbitrator to amend or modify the provision to make it enforceable in the most restrictive fashion permitted by law.  For the avoidance of doubt, any Disputes relating to this Section 6.12 shall be resolved in accordance with the procedures set forth in Article VII of this Agreement except, with respect to paragraph (c), as otherwise provided in the Framework Agreement.  GE acknowledges that any violation of the restrictions set forth above could result in irreparable injury to Genworth and that, in the event of a violation by GE or its Affiliates, Genworth shall be entitled to obtain injunctive relief in accordance with Article VII.

6.13                           Committees.

(a)                                  Compensation Committee.  Prior to the Trigger Date, the compensation committee of the board of directors of Genworth shall be comprised of three directors, one of whom shall be designated by GE and two of whom shall be independent directors as defined under the applicable rules of any securities exchange on which shares of Genworth Common Stock are listed.  From and after the Trigger Date, the compensation committee shall be comprised of three directors each of whom shall be independent directors as defined under the applicable rules of any securities exchange on which shares of Genworth Common Stock are listed.

(b)                                 Nominating Committee.  Prior to the Trigger Date the nominating committee shall be comprised of five directors, one of whom shall be the chief executive officer of Genworth, one of whom shall be designated by GE and three of whom shall be independent directors as defined under the applicable rules of any securities exchange on which shares of Genworth Common Stock are listed.  From and after the Trigger Date, the nominating committee shall be comprised of three directors each of whom shall be independent directors as defined under the applicable rules of any securities exchange on which shares of Genworth Common Stock are listed.

6.14                           Bridge Loan.  Genworth shall enter into the Bridge Loan prior to the consummation of the Initial Public Offering.

6.15                           GE Policies.  If a provision of Genworth’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or of any Transaction Document contradicts a policy of the GE Parties (the “GE Policies”) that applies to Subsidiaries of GE, such provision in Genworth’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or Transaction Document shall control.  In any other case, and except as otherwise agreed pursuant to the following sentence, the GE Policies that apply to Subsidiaries of GE shall apply to Genworth and its Subsidiaries until the Trigger Date.

ARTICLE VII

DISPUTE RESOLUTION

7.1                                 General Provisions.

(a)                                  Any dispute, controversy or claim arising out of or relating to this Agreement or the Transaction Documents (other than the Transaction Documents set forth on Schedule 7.1), or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)                                 Commencing with a request contemplated by Section 7.1(f) set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 7.3 set forth below, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(c)                                  Except as provided in Section 7.1(f) in connection with any Dispute, the parties expressly waive and forego any right to (i) punitive, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages, and (ii) trial by jury.

(d)                                 The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(e)                                  All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VII are pending.  The parties will take such action, if any, required to effectuate such tolling.

(f)                                    Notwithstanding anything to the contrary contained in this Article VII, any Dispute relating to GE’s rights as a stockholder of Genworth pursuant to applicable Law, Genworth’s Amended and Restated Certificate of Incorporation or Genworth’s Amended and Restated Bylaws, including GE’s rights as the holder of the Class B Common Stock, will not be governed by or subject to the procedures set forth in this Article VII.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any state court located within the State of Delaware over any such Dispute and each party hereby irrevocably agrees that all claims in respect of any such Dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

7.2                                 Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and CEO of the respective business entities involved in such Dispute.  Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”).  The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.

7.3                                 Mediation.  If a Dispute is not resolved by negotiation as provided in Section 7.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect.  The parties will select a mediator from the CPR Panels of Distinguished Neutrals.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

7.4                                 Arbitration.

(a)                                  If a Dispute is not resolved by mediation as provided in Section 7.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).  The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b)                                 The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules.  The arbitration shall be conducted in New York City.  Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party.  A written transcript of the proceedings shall be made and furnished to the parties.  The arbitrators shall determine the Dispute in accordance with the law of the State of New York, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

(c)                                  The parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this Section 7.4 and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 7.4 may be entered and enforced in any court having jurisdiction thereof.

(d)                                 Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 7.4(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in paragraph (e) below. For purposes of the foregoing, the parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

(e)                                  In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. Notwithstanding Section 7.4(d) above, each party acknowledges that in the event of any actual or threatened breach of the provisions of (i) Section 6.2, Section 6.12 or Section 6.13, (ii) the Employee Matters Agreement, (iii) the Cross License Agreement, (iv) the Transitional Trademark License Agreement or (v) the Registration Rights Agreement, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach.  If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief.  Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(f)                                    Each party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article VII.

ARTICLE VIII

MISCELLANEOUS

8.1                                 Corporate Power; Fiduciary Duty.

(a)                                  Each of the GE Parties represents on behalf of itself, and Genworth represents on behalf of itself, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)                                  this Agreement and each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b)                                 Notwithstanding any provision of this Agreement or any Transaction Document, none of the GE Parties nor Genworth shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of Genworth or any non-wholly owned Subsidiary of GE or Genworth, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

8.2                                 Governing Law.  This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York.

8.3                                 Survival of Covenants.  Except as expressly set forth in any Transaction Document, the covenants and other agreements contained in this Agreement and each Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Separation and the Initial Public Offering and shall remain in full force and effect; provided, however, that Genworth’s obligations under Sections 4.6 and 4.9 shall terminate on the first date on which GE ceases to beneficially own, in the aggregate (excluding for such purposes shares of Genworth Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Genworth Common Stock) at least one percent (1%) of the outstanding Genworth Common Stock.

8.4                                 Force Majeure.  No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event:  (i) notify the other parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

8.5                                 Notices.  All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.5):

If to the GE Parties, to:

[to be completed]

If to Genworth, to:

[to be completed]

8.6                                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

8.7                                 Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

8.8                                 Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto.  Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9                                 Public Announcements.  GE and Genworth shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

8.10                           Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.  No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

8.11                           Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

8.12                           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

GEI, INC.

By:
Name:
Title:

GE FINANCIAL ASSURANCE HOLDINGS, INC.

By:
Name:
Title:

GENWORTH FINANCIAL, INC.

By:
Name:
Title: